UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

February 27, 2014

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, April 17, 2014, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report primarily over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting sustainability. We encourage you to vote via the Internet and follow the links to our proxy statement and annual report, which are both available at www.proxyvote.com.

For those stockholders who have elected to receive their proxy materials in the mail, please review our proxy statement and annual report and vote via the Internet, by telephone or using your proxy card.

Your vote is important to us. Please review your proxy materials carefully and send in your vote today.

Thank you for your support.

Sincerely,

MARK S. SIEGEL Chairman of the Board	WILLIAM ANDREW HENDRICKS, JR. President and Chief Executive Officer

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 17, 2014

The 2014 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, April 17, 2014, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060 (the “Meeting”), for the following purposes:

•	to elect seven directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to approve the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan;

•	to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers;

•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2014; and

•	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 20, 2014 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares via the Internet, by telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER

General Counsel and Secretary

February 27, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on April 17, 2014

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 17, 2014

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), has made this proxy statement and its 2013 annual report to stockholders available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about March 3, 2014. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2014 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, April 17, 2014, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, or at any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about March 3, 2014.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support sustainability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;

•	“FOR” the approval of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan;

•	“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2014; and

•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted by the Internet or by telephone, in time to be counted for the meeting;

•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may solicit proxies by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI does not intend to retain a proxy solicitation firm to assist in the solicitation of proxies of stockholders, but may do so if circumstances warrant. Patterson-UTI will pay all costs associated with this solicitation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on February 20, 2014 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on February 20, 2014, there were 144,230,886 shares of Common Stock issued and outstanding. Holders of record of Common Stock on February 20, 2014 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067, for the 10 days prior to, and at, the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on February 20, 2014 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” will be considered present at the Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors, approval of a long-term incentive plan and advisory approval of executive compensation are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Patterson-UTI’s bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. Shares as to which a stockholder withholds authority to vote on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,

•	withhold authority to vote for one or more of the nominees, or

•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.    Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected. Abstentions will have no effect with respect to the election of directors. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast with respect to the election of directors. This will have the effect of reducing the absolute number of votes cast for the election of directors.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when concluding such member should be nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors.

Name	Age	Position
Mark S. Siegel	62	Chairman of the Board and Director
Kenneth N. Berns	54	Senior Vice President and Director
Charles O. Buckner	69	Director
Michael W. Conlon	67	Director
Curtis W. Huff	56	Director
Terry H. Hunt	65	Director
Cloyce A. Talbott	78	Director

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Mr. Siegel, the Board of Directors considered his broad business and legal experience, as well as his expertise with respect to Patterson-UTI’s business. In addition, the Board considered Mr. Siegel’s demonstrated leadership for more than 15 years of both Patterson-UTI and one of its predecessor companies, UTI Energy Corp. (“UTI”). In addition, the Board considered Mr. Siegel’s prior leadership experience in other public companies and in the oil services industry, and in numerous other businesses and industries. Mr. Siegel also brings substantial experience and expertise in mergers and acquisitions, capital structure transactions, strategic planning, and board and business management. Mr. Siegel’s broad and deep experience and expertise allows him to provide Patterson-UTI with valuable leadership in all areas of its business endeavors.

With regard to Mr. Berns, the Board of Directors considered his more than 30 years of financial, mergers and acquisitions and transactional experience, including over 15 years in the oil and gas industry. This experience and background, provides perspective on the cyclical nature of the oil and gas industry and allows Mr. Berns to provide valuable direction with respect to Patterson-UTI’s financial affairs, corporate transactions and strategic decisions.

With regard to Mr. Buckner, the Board of Directors considered his past and current service as a director of oil and gas companies, as well as his experience, expertise and background with regard to accounting matters, which includes his role as the former chairman of Ernst & Young LLP’s United States energy practice.

With regard to Mr. Conlon, the Board of Directors considered his more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

With regard to Mr. Huff, the Board of Directors considered his background as an executive of publicly traded oilfield services companies and as an owner and manager of a private equity firm and investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oil-

field products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

With regard to Mr. Hunt, the Board of Directors considered his over 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

With regard to Mr. Talbott, the Board of Directors considered his more than 50 years of experience in the oil and gas industry, more than 35 of which has been with Patterson-UTI, which provides unique and valuable knowledge of the U.S. land drilling industry and a historical perspective of the cyclical nature of the oil and natural gas industry.

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

Kenneth N. Berns — Mr. Berns has served as Senior Vice President of Patterson-UTI since April 2003 and as a director of Patterson-UTI since May 2001. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. He presently serves as a director of Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico. Mr. Buckner served as a director of Global Industries, Ltd., a marine construction services company with global operations from 2010 to 2011, Gateway Energy Corporation, a publicly held oil and gas pipeline company from 2008 to 2010, Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Fulbright & Jaworski L.L.P., in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011, was co-partner-in-charge from 2001 to 2007 and partner-in-charge of its Washington, D.C. office from 1992 to 1998. Mr. Conlon currently acts as Secretary to the Board of Directors of The Men’s Wearhouse Inc., a specialty retailer of men’s apparel and an NYSE listed company. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of America, where he graduated magna cum laude, and a Juris Doctorate from the Duke University School of Law, where he graduated as a member of the Order of the Coif.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is the co-founder and advisor of Intervale Capital, an oilfield service private equity firm that Mr. Huff created in 2006. Mr. Huff is also the President and Chief Executive Officer of Freebird Investments LLC, a private family office investment company that was created in October 2002. Mr. Huff also serves as Chief Executive Officer of Impact Fluid Solutions LLC, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Fulbright & Jaworski L.L.P. where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Cloyce A. Talbott — Mr. Talbott has served as a director of Patterson-UTI since its incorporation in 1978. Mr. Talbott co-founded Patterson-UTI and has served in various capacities, including as its Chief Executive Officer from 1983 until his retirement from that position in September 2007. He also served as Chairman of the Board from 1983 to May 2001. Mr. Talbott was employed by Patterson-UTI as a consultant from September 2007 through September 2012. Mr. Talbott holds a Bachelor of Science degree in petroleum engineering from Texas Tech University.

Board Leadership Structure, Lead Director and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO.

The Board also believes part of an effective Board leadership structure is to have a lead independent director, the “Lead Director.” The Board has appointed Mr. Huff as the Lead Director. The independent directors meet regularly in executive sessions at which only independent directors are present, and the Lead Director chairs those sessions. The Lead Director serves as a liaison between the Chairman and the independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The

Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met ten times during the year ended December 31, 2013. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board during his service and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Conlon, Huff and Hunt are independent within the meaning of the Nasdaq listing standards. In reaching this conclusion, the Board considered that Mr. Conlon retired in January 2012 as partner of a law firm that has provided legal services to the Company. The Board has determined that these transactions are not material to such firm, Patterson-UTI or Mr. Conlon and that such transactions do not affect his independence under applicable rules and regulations.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Talbott and Berns, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Buckner and Huff are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held seven meetings during the year ended December 31, 2013. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Buckner, Conlon and Huff, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held seven meetings during the year ended December 31, 2013. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Huff (chairman), Buckner and Conlon, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to review Patterson-UTI’s Code of Business Conduct, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the evaluation of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2013.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2015 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than December 15, 2014 and not later than January 14, 2015; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after April 17, 2015, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long term business strategies. The Board of Directors reviews the succession plan for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession plan addresses (i) both current and long term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness: (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long term continuity planning for succession to the Chief Executive Officer position. As evidence of the benefits of the Board’s succession planning efforts, Patterson-UTI achieved a successful management transition in 2012 by hiring a new Chief Operating Officer, Mr. Hendricks, who later that year became President and Chief Executive Officer.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI is committed to long-term sustainability with respect to the environment, our society and our long-term corporate success. A copy of Patterson-UTI’s sustainability commitment can be accessed electronically in the “Values” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the directors attended the 2013 annual meeting of stockholders, with two directors attending in person and five directors attending via telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct for its employees, officers and directors; and

•	Code of Business Conduct and Ethics for Senior Financial Executives.

PROPOSAL NO. 2

APPROVAL OF THE PATTERSON-UTI ENERGY, INC.

2014 LONG-TERM INCENTIVE PLAN

General

On February 21, 2014, Patterson-UTI’s Board of Directors adopted the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), subject to approval by Patterson-UTI’s stockholders. In addition, on the same date, the Board of Directors approved, subject to and effective upon the approval by the stockholders of the 2014 Plan, the termination of any future grants under all existing equity plans of Patterson-UTI. Participation in the Company’s long-term incentive plan is broad based, with more than 300 employees participating in 2013.

The primary objective of the 2014 Plan is to promote stockholder value by providing appropriate incentives to certain employees, consultants, advisors, officers and directors of Patterson-UTI and its subsidiaries. With respect to awards to participants other than directors, the 2014 Plan is administered by the Compensation Committee of Patterson-UTI’s Board of Directors, which comprises exclusively non-employee independent directors. With respect to awards to directors, the 2014 Plan is administered by the Board of Directors. The 2014 Plan provides for the granting of incentive and non-incentive stock options, as well as other awards, such as tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance shares, performance units and dividend equivalents. Certain awards under the 2014 Plan may be paid in cash or Common Stock, as determined by the Compensation Committee. The Compensation Committee has exclusive authority to select the participants to whom awards may be granted, and to determine the type, size and terms of each award, subject to the limitations set forth in the 2014 Plan. The Compensation Committee will also make all determinations that it decides are necessary or desirable in the interpretation and administration of the 2014 Plan. In addition, the Compensation Committee may, if consistent with applicable rules, regulations and NASDAQ requirements, delegate to a committee of one or more directors or to one or more executive officers the right to grant, cancel and suspend awards to employees who are not directors or executive officers of Patterson-UTI.

As of February 26, 2014, the equity awards outstanding under the existing Patterson-UTI equity plans, and their respective features, were as follows (1):

Options outstanding	7,129,895
Full-value awards outstanding	2,061,352
Weighted-average exercise price of outstanding options	$21.39
Weighted-average remaining contractual term of outstanding options	4.99 years

(1)	No awards have been granted under the 2014 Plan, and this table excludes the 9.1 million shares requested in this proposal.

The following summary of the material features of the 2014 Plan is qualified by reference to the copy of the 2014 Plan that is attached as Annex A to this proxy statement.

General Terms

•	The aggregate number of shares of Common Stock authorized for grant under the 2014 Plan is 9,100,000, reduced by the number of shares that are subject to awards granted under existing equity plans of Patterson-UTI during the period commencing on January 1, 2014 and ending on the date the 2014 Plan is approved by the stockholders. Shares that are subject to options or SARs count as one share of Common Stock against the aggregate number. Shares that are subject to other awards count as two shares of Common Stock against the aggregate number.

•

Generally, if an award granted under the 2014 Plan or the existing equity plans of Patterson-UTI expires, is forfeited, is settled in cash or otherwise terminates without the issuance of all or a portion of the shares of Common Stock subject to the award, the shares allocable to the expired, forfeited, cash settled, or terminated portion of the award will be available for awards again under the 2014 Plan. Any shares of

Common Stock that again become available for grant under the 2014 Plan will be added back as one share if the shares were subject to options or SARs, and as two shares if the shares were subject to awards other than options or SARs.

•	If any shares subject to an award are used to exercise options, are not issued upon the settlement of a SAR, or are withheld by the Company for income or employment taxes on exercise of an option or SAR, such shares will not become available for grant under the 2014 Plan.

•	With respect to awards to participants other than directors, the 2014 Plan is administered by the Compensation Committee of Patterson-UTI’s Board of Directors, which comprises exclusively non-employee independent directors. With respect to awards to directors, the 2014 Plan is administered by the Board of Directors.

•	Directors, employees, including officers, consultants and advisors are eligible for awards under the 2014 Plan.

•	The 2014 Plan provides for awards of non-qualified stock options (“NQSOs”), Incentive Stock Options (“ISOs”), tandem and freestanding stock appreciation rights (“SARs”), restricted stock awards, other stock unit awards, performance awards and dividend equivalents.

•	The Board of Directors, at any time, may amend the terms of the 2014 Plan, subject to the stockholder approval requirements of the NASDAQ Stock Market and other rules and regulations applicable to Patterson-UTI.

•	Under the 2014 Plan, no participant may be granted options or SARs during any 12-month period with respect to more than 1,000,000 shares of Common Stock or restricted stock, performance awards denominated in shares and/or other stock unit awards that are denominated in shares in any 12-month period with respect to more than 500,000 shares. In addition to the foregoing limits, the maximum dollar value payable to any participant in any 12-month period with respect to performance awards denominated in cash is $5,000,000. Any award will only be subject to one of the applicable per person limits set forth in the previous sentence. No director may be granted during any calendar year awards having a value determined on the date of grant in excess of $500,000.

•	Except in connection with certain corporate transactions involving Patterson-UTI, the terms of outstanding options or SARs may not be amended to reduce the exercise price of outstanding options or SARs and outstanding options and SARs may not be cancelled in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without stockholder approval.

•	Subject to the exceptions in this bullet, no award and no shares subject to other stock unit awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such award may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. Notwithstanding the foregoing, a participant may assign or transfer an award with the consent of the Compensation Committee (i) for charitable donations; (ii) to the participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of one or more of the participants or the persons referred to in clause (ii); provided that certain administrative conditions are met. Notwithstanding the foregoing, no ISOs granted under the 2014 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a participant under the 2014 Plan shall be exercisable during his or her lifetime only by such participant.

Options

•	The vesting schedule for options is set by the Compensation Committee; however, options may not fully vest sooner than one year from the date of grant for directors and three years from the date of grant for employees, except for certain limited exceptions involving substitute awards and newly hired employees.

•	The term of options is set by the Compensation Committee, but may be no longer than 10 years.

•	The exercise price for options may be paid in cash, with previously acquired shares of Common Stock, or by other means approved by the Compensation Committee.

•	All options granted under the 2014 Plan are granted with an exercise price equal to or greater than the fair market value of the Common Stock at the time the option is granted.

SARs

•	SARs may be granted alone or in connection with the grant of any option.

•	The vesting schedule for SARs is set by the Compensation Committee; however, SARs may not fully vest sooner than one year from the date of grant for directors and three years from the date of grant for employees, except for certain limited exceptions involving substitute awards and newly hired employees.

•	SARs granted alone may be exercised at such times and be subject to such terms and conditions as the Compensation Committee may impose. SARs that are granted in tandem with options may be exercised only on the surrender of the right to purchase an equivalent number of shares under the related options and may be exercised only with respect to the shares of Common Stock for which the related options are then exercisable.

•	The term of SARs under the 2014 Plan may be no longer than 10 years.

•	A SAR entitles a participant to surrender any then exercisable portion of the SAR and, if applicable, the related option, in exchange for an amount equal to the product of (1) the excess of the fair market value of a share of Common Stock on the date of surrender over the fair market value of a share of Common Stock on the date that the SAR was granted, or, if the SAR is related to an option, the per share exercise price of the option, multiplied by (2) the number of shares of Common Stock subject to the SAR and being surrendered. Payment on exercise of a SAR shall be, in the discretion of the Compensation Committee, shares of Common Stock, cash, or a combination of shares of Common Stock and cash.

•	All SARs granted under the 2014 Plan are granted with an exercise price equal to or greater than the fair market value of the Common Stock at the time the SAR is granted.

Restricted Stock Awards

•	The Compensation Committee determines the material terms of the restricted stock awards, including the price, if any, to be paid by the recipient, and the vesting schedule and conditions, which may include the attainment of specified performance objectives described below.

•	A restricted stock award that is subject solely to continued employment restrictions of employees of Patterson-UTI may not fully vest sooner than three years from the date of grant, except for certain limited exceptions involving substitute awards and newly hired employees. Notwithstanding the foregoing, five percent of the shares available for grant under the 2014 Plan will not be subject to this restriction.

•	Beginning on the date of grant, a participant receiving a restricted stock award will become a stockholder of Patterson-UTI with respect to all shares of Common Stock subject to the restricted stock award, which, unless the Committee determines otherwise at the time of the grant, includes the right to vote the shares and receive dividends in respect of the shares.

Other Stock Units

•	The Compensation Committee may grant other stock unit awards under the 2014 Plan, which have a value equal to an identical number of shares of Common Stock. Other stock unit awards may also be a form of payment for other awards granted under the 2014 Plan and other earned cash-based incentive compensation.

•

The payment of other stock units may be in cash, shares of Common Stock, other property, or any combination of the foregoing, and may be made in a lump sum or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

•	Other stock unit awards that are subject solely to continued employment restrictions of employees of Patterson-UTI may not fully vest sooner than three years from the date of grant, except for certain limited exceptions involving substitute awards and newly hired employees. Notwithstanding the foregoing, five percent of the shares available for grant under the 2014 Plan will not be subject to this restriction.

Dividend Equivalent Rights

•	The Compensation Committee may grant dividend equivalent rights either in connection with awards or as separate awards under the 2014 Plan. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on the dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalent rights relate.

•	No award of options or SARs will have dividend equivalent rights.

•	Dividend equivalent rights on performance awards will be subject to the same performance conditions as the underlying award.

Performance Awards

•	Performance awards are payable in cash, shares of Common Stock, other property, or a combination of the foregoing, and may be paid in a lump sum, in installments, or on a deferred basis in accordance with procedures established by the Compensation Committee.

•	The Compensation Committee determines the material terms of the performance awards, including a performance period over which the performance goal of such award shall be measured, which must be at least 12 months and no longer than five years.

Deferrals

•	The Compensation Committee may require or permit a participant to defer the receipt of cash or shares pursuant to any awards under the 2014 Plan. Any deferral permitted under the 2014 Plan will be administered in a manner that is intended to comply with Section 409A of the Code.

Effect of Certain Transactions and Change of Control

The Compensation Committee may provide in the terms of an award under the 2014 Plan that, on a change of control (as defined in the 2014 Plan),

•	options and SARs outstanding on the date of the change of control immediately vest;

•	options and SARs outstanding on the date of the change of control may be cancelled and terminated without payment if the fair market value of a share of Common Stock on the date of the change of control is less than the per share exercise price of the option or SAR;

•	restrictions and deferral limitations on restricted stock lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested;

•	all performance awards shall be considered to be earned and payable and any deferral or other restriction shall lapse and the performance awards shall be immediately settled or distributed; and

•	such other additional benefits as the Compensation Committee deems appropriate shall apply.

The Compensation Committee, in its discretion, may determine that, upon a change of control, each option and SAR shall terminate within a specified period of days after notice to the participant, or that with respect to such option or SAR each participant shall receive an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of the change of control over the exercise price per share of such option or SAR. The payment may be made in one or more kinds of stock or property or a combination of stock or property. Further, in the event of changes in the capital or corporate structure of Patterson-UTI due to events such as recapitalization, stock split, merger, spin-off or similar transaction, that affect the shares of Common Stock, the Compensation Committee, in its sole discretion, may determine that it is equitable or appropriate to make adjustments or substitutions to the 2014 Plan or outstanding options and awards, including to the number, class, kind and option or exercise price or securities subject to awards.

Performance Criteria

If the Compensation Committee determines that section 162(m) (see “Federal Income Tax Consequences — Performance Based Compensation” below) of the Code applies (or is likely to apply) to a restricted stock award, performance award or other stock unit award, the lapsing of restrictions on the award and the distribution of cash, shares or other property pursuant to such award, shall be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on attaining specified levels in one or more areas, such as: net sales; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; operating income or net income; return on stockholders’ equity; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or other publicly-traded securities of Patterson-UTI; market share; gross profits; earnings before taxes or before interest and taxes or before interest, taxes, depreciation, depletion and amortization; comparisons with various stock market indices; improvement in or attainment of expense levels or working capital levels; cash margins; safety records; and rig utilization and rig count growth. Performance goals may be measured solely by reference to Patterson-UTI’s performance or the performance of a subsidiary, division, business segment or business unit of Patterson-UTI, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, in each case as specified by the Compensation Committee in the award. The Compensation Committee also may adjust performance goals to reflect the impact of specified events, occurrences or transactions, accounting or tax law changes or other extraordinary or nonrecurring events.

Awards Currently Contemplated Under the 2014 Plan

The Compensation Committee currently contemplates that on January 1, 2015, it will grant to each non-employee director of Patterson-UTI (1) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control), and (2) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the grant date. The option would have a 10-year term, vest after one year (subject to acceleration in certain limited situations, including a change of control), and contain a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). The closing price of the Common Stock on February 26, 2014 was $29.21 per share.

The following table sets forth information relating to the benefits and amounts that would be received by or allocated to the executive officers named in the Summary Compensation Table and directors under the 2014 Plan, to the extent that such benefits or amounts are determinable as of the date of this proxy statement:

NEW PLAN BENEFITS

Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan (1)

Number of Units
Name and Position	Dollar Value ($)		Shares of Restricted Stock	Option to Purchase Common Stock
Mark S. Siegel, Chairman of the Board and Director	—		—	—
William Andrew Hendricks, Jr., President and Chief Executive Officer	—		—	—
John E. Vollmer III, Senior Vice President — Corporate Development, Chief Financial Officer & Treasurer	—		—	—
Kenneth N. Berns, Senior Vice President and Director	—		—	—
James M. Holcomb, President — Patterson-UTI Drilling Company LLC	—		—	—
Executive Group	—		—	—
Non-Executive Director Group	n/a	(2)	15,000	50,000
Non-Executive Officer Employee Group	—		—	—

(1)	No awards have been made pursuant to the 2014 Plan because the 2014 Plan remains subject to stockholder approval. Upon approval of the 2014 Plan by the stockholders of Patterson-UTI, it is contemplated that the respective awards set forth in this table will be granted as described above on January 1, 2015. Additional amounts ultimately allocated under the 2014 Plan are not determinable at this time. Likewise, it is not possible to provide information about specific additional grants of awards that may be made under the 2014 Plan.

(2)	The dollar value of an award granted under the 2014 Plan will be equal to the Fair Market Value, as that term is defined in the 2014 Plan, of the Company’s Common Stock on the date of such award. As such, the dollar amount of any stock award is not currently determinable.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the 2014 Plan under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2014 Plan, nor does it address state, local, or non-U.S. taxes.

ISOs.    In general, a participant will not recognize income upon the grant or exercise of an ISO. However, if the participant is subject to federal “alternative minimum tax,” the exercise of an ISO will be treated essentially the same as a NQSO for purposes of the alternative minimum tax (see NQSOs, SARs, Performance Award, and Other Stock Unit Award below). Subject to certain exceptions for death or disability, if a participant exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NQSO, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an ISO will be treated as capital gain or loss. However, if shares acquired upon the exercise of an ISO are disposed of within two years from the date of grant or within one year after exercise (a “disqualifying disposition”), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares)

less the exercise price. Any further gain (or loss) realized by the participant generally will be taxed as short- or long-term capital gain (or loss) depending on the holding period.

NQSOs, SARs, Performance Award, and Other Stock Unit Award.    A participant generally is not required to recognize income on the grant of a NQSO, a SAR, performance award or other stock unit award. Instead, ordinary income generally is required to be recognized on the date the NQSO or SAR is exercised, or in the case of performance awards or other stock unit awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized is, (a) in the case of a NQSO or a SAR, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, and (b) in the case of performance awards or other stock unit awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Restricted Common Stock.    Unless a participant who receives an award of restricted Common Stock makes an election under section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted Common Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a section 83(b) election has not been made, any dividends received with respect to restricted Common Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a section 83(b) election within 30 days of the date of transfer of the restricted Common Stock, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Gain or Loss on Sale or Exchange of Shares.    In general, gain or loss from the sale or exchange of shares granted or awarded under the 2014 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an ISO (a “disqualifying disposition,” see above), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Patterson-UTI.    To the extent that a participant recognizes ordinary income in the circumstances described above, Patterson-UTI or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under section 162(m) of the Code (see Performance Based Compensation and Parachute Payments below).

Performance Based Compensation.    In general, under section 162(m) of the Code, remuneration paid by a public corporation to its chief executive officer or any of its other top three named executive officers other than its chief financial officer, ranked by pay, is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the 2014 Plan may be subject to this deduction limit. However, under section 162(m), qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under stockholder approved plans and that meet certain other requirements, is exempt from the deduction limitation. The 2014 Plan has been designed so that the Compensation Committee in its discretion may grant qualifying exempt performance-based awards under the 2014 Plan.

Parachute Payments.    Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the corporation.

Withholding.    Awards under the 2014 Plan may be subject to tax withholding. Where an award results in income subject to withholding, Patterson-UTI may require the participant to remit the withholding amount to Patterson-UTI or cause shares of Common Stock to be withheld or sold in order to satisfy the tax withholding obligations.

Section 409A.    Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (i) the timing of payment, (ii) the election of deferrals and (iii) restrictions on the acceleration of payment. Failure to comply with section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% tax on the participant of the deferred amounts included in the participant’s income. Patterson-UTI intends to structure awards under the 2014 Plan in a manner that is designed to be exempt from or comply with section 409A.

Recommendation

The Board of Directors recommends a vote “FOR” the approval of the 2014 Plan. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” approval of the proposal. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. Therefore, broker non-votes will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•	providing a mix of short-term compensation in the form of base salary and cash bonuses and long-term compensation in the form of restricted stock, stock options and performance units, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;

•	emphasizing variable equity and cash compensation to link realized compensation to results;

•	using a team-based compensation model for our top executives;

•	reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies, while recognizing that Patterson-UTI’s executive compensation program has historically emphasized low comparative base compensation;

•	providing performance-based cash bonuses designed to put a meaningful portion of total compensation at risk;

•	awarding stock options and performance units, whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;

•	awarding stock options and restricted stock with vesting periods of three years; and

•	establishing stock ownership guidelines.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2014 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation. Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2014, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm. Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of the Board of Directors.

Name	Age	Position
William Andrew Hendricks, Jr.	49	President and Chief Executive Officer
John E. Vollmer III	58	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer
Seth D. Wexler	42	General Counsel and Secretary
James M. Holcomb	51	President — Patterson-UTI Drilling Company LLC

William Andrew Hendricks, Jr. — Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. From May 2010 through March 2012, Mr. Hendricks served as President of Schlumberger Drilling & Measurements, a division of Schlumberger Limited, a global provider of oilfield services. Prior to that date, Mr. Hendricks worked for Schlumberger in various worldwide locations and capacities since 1988, including serving in numerous executive positions since 2003. Mr. Hendricks holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

John E. Vollmer III — Mr. Vollmer has served as Chief Financial Officer and Treasurer of Patterson-UTI since November 2005 and Senior Vice President — Corporate Development of Patterson-UTI since May 2001. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

Seth D. Wexler — Mr. Wexler has served as General Counsel and Secretary of Patterson-UTI since August 2009. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Fulbright & Jaworski L.L.P., including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 30 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this Compensation and Discussion Analysis, all references to the “top four Named Executive Officers” refer to Mr. Hendricks (our current Chief Executive Officer) and Messrs. Siegel, Vollmer and Berns, except for periods prior to 2012 in which case the term refers to our former Chief Executive Officer and Messrs. Siegel, Vollmer and Berns.

Basic Compensation Philosophy and Executive Summary

Compensation at Patterson-UTI has always been tied to our company’s performance. It has been our policy to utilize a balanced mix of short-term cash compensation and long-term equity compensation, with over 70% of total compensation for the highest paid executive officers being variable and directly tied to our financial and stock price performance, both on an absolute basis and relative to peer basis. Our annual compensation review and the related grants and allocation of the various components of compensation are based on industry and peer data, targeted performance objectives, a balanced allocation of incentives for both short and long-term performance and individual and team objectives.

We believe that our compensation program has been successful in aligning the interests of our management with shareholders and in creating shareholder value. Our equity based grants are typically made in April of each year and in making these grants we have generally looked to Patterson-UTI’s total shareholder returns through March 31 of each year. Our total shareholder returns were at the 71st, 77th, 79th and 64th percentiles for the one, two, three and five year periods ended December 31, 2013, respectively, with our management participating in this performance through their equity based compensation. We also note that in circumstances where our total shareholder return has not been in the higher percentiles, management’s realizable equity compensation has been significantly less than that reported for proxy purposes because of the lower realizable value of the equity based compensation. Accordingly, through our emphasis on equity based and variable compensation we have historically seen a direct correlation between performance and realizable compensation.

Key Components of Patterson-UTI’s Compensation Program
Short-Term Cash Compensation (25% to 40% of total direct compensation)

Base Salaries	• Relatively low fixed component • Less than 10% of the total mix over the past 10 years	Fixed

Annual Cash Bonus

•   Variable incentive compensation directly tied to financial performance (annual EBITDA) and the achievement of specific annual milestones (limited to $5 million per person with no minimum bonus guaranteed)

Variable
Long-Term Equity Compensation (60% to 75% of total direct compensation)

Restricted Stock

•   30% to 50% of equity based compensation

•   Grant size aligned with prior year’s performance

•   Shares vest over three years

•   Aligns officers with shareholders by tying realized value to share price and facilitating long-term share ownership

Variable

Stock Options

•   25% to 40% of equity based compensation

•   Grant size (Black-Scholes value) aligned with prior year’s performance

•   Options vest over three years

•   Aligns officers with shareholders by providing no value unless stock price increases from the date of grant and ten year term encourages a focus on longer-term performance

Variable

Performance Units

•   25% to 35% of equity based compensation

•   Directly tied to performance with payout contingent upon total shareholder relative return against our peer group

•   Aligns officers with shareholders by enforcing relative performance standards and by emphasizing the importance of strong total shareholder return performance

Variable

2013 Pay Mix — Top Four Named Executive Officers

In managing our compensation program for our named executive officers, we have established a number of key procedural policies and design criteria that we follow. These policies and criteria, which have evolved over the years, incorporate what we believe are best practices and the appropriate way to administer executive compensation for the benefit of our company and its shareholders. We further believe that our compensation structure strongly links pay and performance through its emphasis on variable and equity based compensation. This link of pay to performance has helped to drive operational achievements and superior returns that our company has achieved consistently over the past 15 years as noted below.

Long-Term Goals Supported by our Compensation Program

•   Providing quality services for our customers in a safe and efficient manner

•   Generating strong financial performance for our shareholders

•   Attracting and retaining highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems

•   Being a model corporate citizen in the communities in which we work

Key Governance Policies	Key Design Criteria

•   No re-pricing of options

•   No single trigger severance arrangements

•   No new agreements with tax gross ups since 2009

•   Claw-back provisions that apply to all executive officers for financial statement restatements

•   Share ownership requirements for our executive officers and directors

•   Share holding requirements for our executive officers and directors

•   Anti-pledging policy for our executive officers and directors

•   Anti-hedging policy for our executive officers and directors

•   Options have exercise price equal to or greater than market price at time of grant and do not have vesting under one year

•   Team-based compensation model for our top executives

•   Total compensation targeted at the approximate quartile of performance that is actually achieved

•   Emphasis on variable equity and cash compensation to link realized compensation to results

•   60% or more of total compensation in the form of long-term incentives

•   We do not provide any perquisites to Named Executive Officers that are not widely available to our other employees

•   The Committee engages an independent compensation advisor

Significant Operational and Financial Achievements over Past 15 Years

•   Our company grew from a small regional firm to a position of national industry leadership

•   We have grown and diversified our fleet of drilling rigs and significantly expanded our pressure pumping operations

•   We have diversified our customer and geographical base as well as regional capabilities

•   We have positioned our company to take advantage of the growing shale revolution

•   We increased revenue from approximately $373 million to more than $2.7 billion

•   Our shareholders’ equity grew from $301 million to approximately $2.8 billion

•   We have returned more than $1.2 billion back to our shareholders in the form of share repurchases and dividends

•   From January 1, 2013 to December 31, 2013, our total shareholder return was 37.1%, with a 35.9% increase in our share price.

•   During 2013, we returned approximately $115 million to our shareholders in the form of share repurchases and dividends

Our Business

Patterson-UTI is one of the largest land contract drilling companies in the United States, with operations in most of the major oil and gas regions in the continental United States, Alaska and western and northern Canada. We also are a major provider of pressure pumping services in selected markets within the United States. Our industry is subject to wide swings in activity based on oil and natural gas prices, demand for oil and natural gas and general economic activity. The North American oil and natural gas industry has experienced a significant transformation in recent years due to technological advances in the horizontal drilling and completion of oil and natural gas wells. Today, approximately two-thirds of U.S. land drilling is focused on these types of wells, which typically require higher specification rigs and large amounts of horsepower for pressure pumping equipment. During the last few years, with oil prices in the $80-100 per barrel range and natural gas prices in the $2.00-4.00 per mcf range, U.S. drilling activity has become increasingly focused on the exploration and development of oil and liquid hydrocarbon reservoirs versus natural gas.

Progress on Long-Term Strategic Plan

In 2009, our Board adopted a long term strategic plan that was designed to position our company for the future in light of the “shale revolution.” Our plan contemplated an aggressive upgrade of our drilling rig fleet to address the need for higher specification equipment and an expansion of our pressure pumping business to participate in the growing hydraulic fracturing market for horizontal wells. On the contract drilling side of our business, we sought to add new, higher technology rigs to our existing rig fleet over a multi-year period, increase and protect our contract drilling market share in our key markets and diversify our customer base. We also sought to become a recognized provider of high-end pressure pumping services in the markets in which we participate. In addition, our strategic plan focused on providing excellent value to our customers, being nimble both in operations and in strategic decisions and providing superior returns to our stockholders. Our Board has reviewed the long-term strategic plan each year to assess both our progress on the plan and any need for changes in the plan.

Since the beginning of 2009, we have expended over $3.9 billion for capital expenditures and acquisitions in our core businesses, resulting in the addition of 97 new, high technology rigs and the upgrade of many of our existing rigs to serve the horizontal well market. We financed this growth primarily with internal cash flow and provided a financial underpinning for our new build program through term contracts. Importantly, during 2013, more than 70% of our drilling earnings before interest, taxes, depreciation and amortization (“EBITDA”) comes from the operation of our new, advanced technology APEX® rigs, demonstrating the significance of the strategic change we have undergone.

During this same period, we also dramatically increased both the size and geographic footprint of our pressure pumping business, which is an important core business. In October 2010, we completed an acquisition of pressure pumping assets, which essentially doubled the size of our fleet and expanded our operations into the Southwest. In 2011 and 2012, we added substantial capacity through internal organic growth and modestly expanded our fleet again in 2013, such that we have increased the horsepower of our pressure pumping fleet by more than 500% since 2009. These efforts resulted in a pressure pumping business that had achieved its three highest revenue years in 2010, 2011 and 2012, and again achieved record revenues in 2013 despite the fact that many of our competitors had to idle some of their pressure pumping equipment for prolonged periods.

In 2013, our Board and management engaged in a thorough, detailed review of our strategic direction, including:

•	Accomplishments since 2009,

•	The competitive landscape,

•	Opportunities to improve execution,

•	An evaluation of international markets, and

•	An evaluation of complementary service businesses.

Our Board determined that excellent progress had been made on the initial strategic plan and determined to continue the development of our two core businesses, contract land drilling and pressure pumping. Our Board also endorsed expenditures to evaluate and prepare for international growth opportunities. Lastly, we retained our focus on providing excellent value to our customers, being nimble both in operations and in strategic decisions and providing superior returns to our stockholders.

Our efforts have translated into solid financial performance and growth since 2009. As seen in the chart below, our average revenue for the past three years (2011 through 2013) has grown by 86% as compared to the three prior years (2008-2010), and our average EBITDA has increased by 81% during that same period. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 14, 2014.

2013 Financial and Business Highlights

As shown in the table below, 2013 was a year of significant accomplishments for our company. Patterson-UTI achieved a 37.1% total shareholder return in 2013, despite the fact that the overall U.S. land rig count decreased by 9%, rigs drilling horizontal wells decreased by 4%, and rigs drilling vertical wells decreased by 22%.

In 2013, we achieved the second highest revenue in our company’s history, record revenue in our pressure pumping business, and the fourth highest level of EBITDA — despite the decrease in land drilling rig count and the industry oversupply of pressure pumping equipment. We had another year in which we significantly improved our safety statistics and overall operational performance. Moreover, in 2013, Patterson-UTI continued to increase its organizational capability and improved its workforce through innovative recruiting and training programs. We also returned over $100 million to its stockholders during 2013 and invested over $660 million in capital expenditures, all of which should position our company well for 2014.

We also maintained our focus on financial discipline and effective capital management and maintained our strong balance sheet. Maintaining a flexible and conservative capital structure, along with a strong liquidity position, provides us with a protective cushion to operate through difficult market conditions, as well as the ability to take advantage of new opportunities when they arise. In sum, Patterson-UTI’s executive management led the businesses to excellent performance in a challenging marketplace during 2013.

Significant 2013 Accomplishments Excellent Performance in a Challenging Marketplace

•	Revenues were $2.72 billion in 2013, virtually equal to the record level of revenue achieved in 2012.

•	EBITDA of $921 million in 2013, which was the fourth highest in our 30+ year history.

•	Net income of $188 million achieved in 2013.

•	Stockholders’ equity increased from $2.64 billion in 2012 to $2.76 billion in 2013, despite share repurchases and dividends totaling $115 million.

•	We significantly improved our total recordable incident rate in our businesses.

•	Our contract drilling revenues were $1.68 billion, and we added significant new customers, despite the significant decrease in the average number of rigs drilling in the United States and the continued decrease in the number of rigs drilling for natural gas in United States and Canada.

•	We completed 11 new APEX® rigs, including nine new APEX-XK™ rigs, bringing our total fleet of premium electric rigs to a total of 180 rigs as of the end of 2013.

•	We established a leadership position in natural gas and bi-fuel powered rigs and pressure pumping equipment.

•	We increased our pressure pumping horsepower to approximately 763,000 horsepower.

•	Our pressure pumping business maintained reasonably good margins and profitability despite oversupplied industry conditions and intense price competition.

•	We continued to improve and implement new recruiting and training programs to enhance the quality, diversity and retention of our workforce.

•	We repurchased approximately 4.1 million shares which reduced the outstanding shares by approximately 3%.

•	We maintained our quarterly dividend of $0.05 per share, further returning cash to our shareholders.

Alignment of Realized Long-Term Incentive Value with Performance

We believe that the compensation realized by our executive officers is well aligned with our performance. In order to demonstrate the alignment of realizable pay with performance relative to peers, we compared:

(1)	realizable long-term incentive value as a percent of grant date/target value for the three-year period from December 2010 — December 2013, and the five-year period from December 2008 — December 2013, to

(2)	our performance relative to our peer group over the same two periods.

Components of Relative Alignment Review
	Target/Grant Date Value	Realizable Long-term Incentive Value
Stock Options	Grant date value of target annual award	In-the-money value of options granted during period — valued at 12/31/2013

Restricted Stock	Grant date value of target annual award	Value of all shares granted during period at 12/31/2013

Performance Units	Grant date value of target annual award	• Amount earned: for plans granted and earned based on performance during period • Target award: for plans granted during period but still outstanding at end of period — valued 12/31/2013

As shown in the two charts below, realizable long-term incentive value for our top four Named Executive Officers as a percent of the original grant date value has been well aligned with our performance relative to peers over the last three and five year periods.

Top Four Named Executive Officers Realizable Long-term Incentive Value Well Aligned with Performance Against Peers

Consideration of Last Year’s “Say on Pay” Vote

In the April 2011 proxy statement, our Board recommended an annual advisory (nonbinding) vote on executive compensation that received 87% support, including abstentions and excluding broker non-votes, and therefore determined to hold advisory (nonbinding) votes on executive compensation annually. For fiscal 2012, the advisory vote to ratify Named Executive Officer compensation received 96% support, including abstentions and excluding broker non-votes.

We have reviewed the results of the stockholder “say on pay” advisory vote with respect to the 2012 compensation actions and decisions for our current and former Chief Executive Officers and other Named Executive Officers set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement. Ninety-six percent of the votes cast (including abstentions and excluding broker non-votes) on the proposal were voted in support of our compensation structure as described in the last year’s proxy statement. Based upon our analysis of the appropriate compensation structure for the Named Executive Officers and consistent with the results of the “say on pay” vote, we elected to make no material changes in the general structure and philosophy of the Company’s compensation policy for key executives for 2013 or for the compensation structure for 2014.

The Committee values shareholder feedback and carefully considers that feedback regarding our executive compensation program. Stockholders are invited to express their views to the Committee as described under the heading “Communication with Directors” in this proxy statement. The advisory vote on the compensation of the Named Executive Officers provides stockholders with an opportunity to communicate their views on our executive compensation program, and we will consider those views in structuring our compensation arrangements.

You should read this CD&A in conjunction with the advisory vote that we are conducting on the compensation of the Named Executive Officers. This CD&A, as well as the accompanying compensation tables, contains information that is relevant to your voting decision.

Compensation Philosophy and Objectives

Our overriding philosophy for the compensation of our key executives is to link their compensation with the operational and market performance of the Company and to establish incentives that reward them for their efforts in achieving both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation packages designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving the Company’s goals. Our compensation program also seeks to reward excellence in performance and foster a collaborative team framework among our top executives.

Key Compensation Principles and Objectives

Our executive compensation program has historically emphasized the following key principles: (i) low comparative base compensation with variable incentive cash compensation, (ii) emphasis on equity-based compensation for long-term value creation and (iii) team compensation and incentives.

Emphasis on Long-Term Incentives

Our compensation program places a strong emphasis on creating long-term value through the use of long-term incentives. We seek to achieve a proper balance in our compensation program between long-term and current compensation by using a combination of time-vested and performance based equity awards for long-term incentives and fixed and variable cash for short-term incentives. Our compensation arrangements take into account the cyclical and volatile nature of our industry.

Our long-term incentive compensation relies on equity-based awards over cash as a means of aligning the interests of management with the Company’s stockholders. Historically, equity awards for long-term incentives have represented between 60-75% of total compensation, while fixed and variable cash for short-term incentives has typically represented between 25-40% of total compensation. Variations in these percentages may occur due to either an exceptionally strong or weak year in which the Company’s EBITDA and related cash bonus compensation fluctuate in tandem or there is market volatility affecting the grant date valuation of options and performance units using the methodologies required for reporting equity based compensation.

In 2013, the mix between long-term equity awards and fixed and variable cash and short term incentives for our top four Named Executive Officers was within our targeted range at 69% and 31%, respectively.

2013 Split Between Short-Term Compensation

(Fixed-Salary and Annual Cash Incentive) and Long-Term Compensation

(Top Four Named Executive Officers)

Cash Compensation Emphasizes Low Base Salaries with Higher Variable Cash Compensation Tied to Financial Results

We have designed the cash component of our compensation program to be mostly variable by using comparatively low base salaries and potentially higher cash bonuses tied to the Company’s EBITDA. We enacted this program over ten years ago whereby we target a percentage of total EBITDA for a potential executive management bonus pool that is then allocated among the top executive officers. Our allocation in 2013 was a team bonus potential of up to 0.81% of EBITDA, which was allocated among the top four Named Executive Officers. No bonuses are guaranteed under this program and the maximum permitted payout to a person is $5 million in a year. For 2013, the Compensation Committee set a targeted EBITDA percentage range of 0.55% to 0.81%. The actual percentage awarded was based on the Compensation Committee’s assessment of the Company’s and executive management’s progress toward achievement of certain strategic and other objectives.

We do not typically make changes to the base compensation of our top Named Executive Officers from year to year to promote the idea that management should not be focused on the fixed component of their compensation, but rather they should expect that variable compensation — tied to the Company’s performance — will be the most significant part of their cash remuneration.

We believe that the use of lower market-based salaries with higher variable bonuses aligns our executives’ annual cash compensation with our actual financial results. During periods of low earnings, such as we had in 2009, total cash compensation will be materially lower and typically be in the lower quartiles against our peers but reflective of our results. During periods of higher earnings, such as we experienced in 2011, 2012 and 2013, cash compensation will typically be in the top quartiles and be reflective of the Company’s higher cash generation. Accordingly, we look at our compensation program as a multi-year program that is targeted to provide cash compensation to our top four Named Executive Officers that is (i) aligned with changes in earnings from year to year, and (ii) on a full cycle basis aligned with stockholder returns compared to our peers.

Total executive compensation for our top four Named Executive Officers decreased in 2012 primarily as a result of our Chief Executive Officer not receiving any equity compensation grants that year due to his notification to us of his desire to retire later that year.

Although there will be years where the cash compensation paid to our executives will be in the higher quartiles and our relative stock performance may be at a lower quartile or vice versa, this result generally will occur during a period of transition within the industry where there exists a lag between market expectations and current activity. A good example of this was at the end of 2008 when our drilling activity and operating results were at high levels, but the public market valuations of land drillers was falling on the expectation of a severe downturn that occurred months later in 2009.

We have considered in the past the use of more traditional bonus plans tied to annual budgets and performance against those budgets. We, however, have concluded that given the extreme volatility in our industry those plans do not provide the incentives that we seek to achieve and could in fact create incentives for our management to focus only on the short-term. By tying a meaningful portion of the top four Named Executive Officers’ compensation to EBITDA, we believe that their compensation and the stockholders’ interests become especially well aligned.

Emphasis on Equity for Long-Term Incentive Compensation

We have historically targeted 60% or more of total compensation to be in the form of time-vested equity or equity-based awards. This emphasis on equity-based compensation is aimed at aligning the financial interest of the top four Named Executive Officers with our stockholders and the total returns provided to stockholders. We believe that by making a large portion of compensation tied to equity, our top four Named Executive Officers can only fully realize the potential benefits of the compensation if our stockholders also benefit.

Over the years we have adjusted the form of the equity incentives we provide to our top four Named Executive Officers from solely options to a mix of options, restricted stock and performance units. We believe that this mix allows us to tailor our program to encourage the building of long-term value and, in the case of performance units, achievement of positive stockholder returns in excess of our peer group.

The following charts set forth the allocation of the various forms of long-term equity-based incentives that we have granted the top four Named Executive Officers from 2009-2013 and the allocation of these incentives that we used for 2013:

Award Type	Discussion	Key Benefits to Shareholders and Shareholder Alignment
Restricted Stock	We consider restricted stock as an additional form of basic compensation that provides value to the executive only if the executive remains in the employment of the Company during the vesting period, with that value being subject to increases and decreases in value depending on the performance of our stock. We typically target restricted stock awards to represent approximately 30-50% of total equity-based compensation depending on stock prices and volatility at the time of grant.	• Value dependent upon stock price performance • Enhances retention of executive talent • Encourages long-term share ownership

Stock Options	Stock options provide value to the executive only if the value of the Company’s stock appreciates. Consequently, we consider these awards to be performance-based. When we approve grants of options to our executives, we take into account a number of different factors, including the stock price at the time of grant, the expected value of the option grant and prior option grant amounts. We typically target stock options to represent 25% to 40% of total equity-based compensation.	• Inherently performance-based • Value contingent upon positive stock price performance • Ten year term encourages a focus on longer-term performance

Performance Units	We added performance units to the mix of equity-based compensation in 2009. We added this component in lieu of a portion of restricted stock and options that we would have otherwise granted. Our use of performance units is intended to provide a direct link in the compensation of our top four Named Executive Officers to the relative performance of our stock to our peer group. This component assures that the value provided to those Named Executive Officers will not be created solely by an increase in stock price due to favorable market conditions, while it also provides an incentive to continue to outperform peers even in down cycles for the market or our industry. We typically target performance units to represent 25% to 35% of total equity-based compensation.	• Performance-contingent • Payout contingent on positive stockholder returns and satisfying relative performance standards • Value of shares dependent upon stock price

We have considered the potential risks associated with tying a large portion of executive compensation to equity. We do not believe that our program creates unreasonable risks for the following reasons:

•	The long-term nature of our equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains.

•	Our use of different types of equity grants, in particular restricted stock, helps offset these risks.

•	We have meaningful share ownership guidelines.

•	We maintain an anti-hedging policy.

•	We maintain a clawback policy that applies to all of our executive officers for both cash and equity incentives.

•	Three of the top four Named Executive Officers have been with the Company for more than fifteen years and have an established track record of focus on growing long-term sustainable growth for the Company.

We believe our management to be highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. We and the Board monitor and consider risks associated with the Company’s compensation plans on a regular basis.

Team Compensation Structure

Our senior executive management has had the philosophy that they operate as a team, with each member being an important part of the team. As a result, for more than the past ten years they have requested, and we and the Board have agreed, that as a general proposition our awards of cash and equity incentive compensation should be pooled and allocated among them as a team. Although the allocations among the team members have changed over time due to changes in the executive management team, the allocations among the existing team have generally remained consistent.

In the past five years, when allocating the incentive compensation among our top four Named Executive Officers, we have allocated 4/11th to Mr. Siegel, our Executive Chairman, 3/11th to Mr. Hendricks or his predecessor, our President and Chief Executive Officer, and 2/11th to each of Mr. Vollmer, our Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer, and Mr. Berns, our Senior Vice President, respectively. For 2014, the allocation of incentive compensation among the top four Named Executive Officers will be the same as 2013.

We believe that the above approach for compensating our top four Named Executive Officers fosters effective decision-making and collaborative efforts in executing Patterson-UTI’s long-term strategic and short-term tactical objectives. This approach has worked well for Patterson-UTI for over ten years. Although we will continue to monitor the team compensation approach to make sure that it continues to work in practice, we expect to maintain this approach in the future.

Board and Committee Processes and Policies for Compensation Decisions

Committee Review Process

The Board of Directors has delegated the management of the Company’s executive compensation programs to the Compensation Committee. We meet on a regular basis to consider compensation matters and to review how the Company’s plans and policies work in practice. Each of our current members is an independent director as defined by the Nasdaq listing standards.

Our compensation determinations and equity awards are conducted through a process that solicits the input from management through Mr. Siegel as our Executive Chairman as well as from outside compensation consultants retained by us. In addition to the recommendations of management and our consultants, we consider reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that we consider relevant.

Role of Chairman in Compensation Decision Process.    Our Chairman periodically provides us with his review of the performance of other executive officers, including the other Named Executive Officers. We also engage him in an annual dialog with our Committee Chairman and our Lead Director on our compensation program and seek his input on and review of our proposals for long-term incentive grants. This process results in a recommendation that is considered by our Compensation Committee as whole.

Use of Independent, Outside Compensation Consultants.    Our Compensation Committee regularly utilizes outside compensation consultants in assessing and designing our executive compensation program. Our consultants are paid on a basic fixed fee structure plus expenses. We use our outside consultant reports as a tool for obtaining information on historical compensation and stockholder returns, market trends and peer compensation practices. We retained Pearl Meyer & Partners (“Pearl Meyer”) as our consultant and advisor for executive compensation matters for 2012, 2013 and 2014.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, our Compensation Committee noted that during fiscal 2013:

•	Pearl Meyer did not provide any services to Company or management other than services requested by or with the approval of the Compensation Committee, and it its services were limited to executive compensation consulting. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing.

•	Fees we paid to Pearl Meyer were less than 1% of Pearl Meyer’s total revenue;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence.

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Compensation Committee members.

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company.

•	None of the Pearl Meyer consultants working on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In 2013, Pearl Meyer provided us with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, Pearl Meyer provided us with information on each element of the total compensation of our executive officers as well as a comparison of our compensation against our peers based on data gathered from proxy statements and other SEC filings. This comparison provided us with various comparative market levels of compensation for our executive management team as well as a comparative position for each executive officer. Pearl Meyer also provided us with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared that to our peer group.

When reviewing the peer compensation data provided to us by our consultants, we have generally given greater weight to the comparative data for the team as a whole versus the data for individual positions at our peers given the team management approach followed by us as described above. We have found that total compensation for our top four Named Executive Officers as a group has typically been between the 50-75th percentile range depending on the year (a range of outcomes that is well aligned with our performance relative to peers over that period). We have also found that under our team-based approach there has typically been a shift of compensation from the top two Named Executive Officers to the rest of the team.

Peer Group.    In 2013 we used the following peer group for compensation matters:

•  Atwood Oceanics Inc.

•  Basic Energy Services, Inc.

•  Diamond Offshore Drilling Inc.

•  FMC Technologies Inc.

•  Helmerich & Payne Inc.

•  Nabors Industries Ltd.

•  Noble Corp.

•  Pioneer Energy Services Corp.

•  Rowan Companies Inc.

•  Weatherford International Ltd.

•  Baker Hughes Incorporated

•  Cameron International Corporation

•  Ensco plc

•  Halliburton Company

•  Key Energy Services, Inc.

•  National Oilwell Varco Inc.

•  Parker Drilling Company

•  Precision Drilling Corporation

•  Transocean Ltd.

•  Unit Corp.

Our peer group for 2013 was selected in an effort to provide a broad base of companies of different sizes that are involved in the markets that we compete or to which we believe our investors compare us with or benchmark our results against. We review our peer group annually to determine whether changes should be made to the group. Importantly, our peer group included Helmerich & Payne, Inc. and Nabors Industries, Ltd., which are our nearest direct competitors in domestic land drilling services, and other comparable drilling companies such as Atwood Oceanics Inc., Basic Energy Services, Inc., Diamond Offshore Drilling, Inc., Ensco, Inc., Noble Corp., Parker Drilling Company, Pioneer Energy Services Corp., Precision Drilling Corporation, Rowan Companies, Transocean Ltd. and Unit Corp. Our peer group also included Baker Hughes Incorporated, Halliburton Company and Weatherford International Ltd., which are sizeable competitors of ours in the North American pressure pumping service market; Basic Energy Services, Inc. and Nabors Industries Ltd. are also competitors in this business. Many of the companies we view as our most direct competitors in both land drilling and pressure pumping, as well as for talent, are companies significantly larger than us in market capitalization. We are not aware of any public company primarily in either business that is similarly sized to us and not included in our peer group. The remainder of our peer group included other energy service and manufacturing companies (some larger and some smaller than our company) with which we are often compared by investors, such as Cameron International Corporation, FMC Technologies, Inc., Key Energy Services, Inc. and National Oilwell Varco Inc.

Cash Compensation

We will generally review base compensation and the terms for bonus cash compensation for management in the fourth quarter of the preceding year or in the first quarter of the year. When reviewing cash compensation we will look at the total cash compensation received by the executives over a multi-year period, as well as the total cash compensation projected for the current year. This approach allows us to look at the cash compensation paid over a full cycle in order to obtain comparable data for benchmarking purposes.

We also annually establish the performance criteria for the cash bonus compensation paid to the Company’s executives in order to meet the requirements for the performance-based compensation exception to the limitation on deductions under Section 162(m) of the Internal Revenue Code (as further described elsewhere in this proxy statement). Although a wide range of criteria may be used, the criterion we have used historically has been the achievement of a threshold EBITDA amount.

Equity Compensation

Our practice for grants of equity-based compensation has generally been to consider the grant of stock options, restricted stock and performance units to executive management at a meeting following the conclusion of our first quarter. This meeting is typically held in conjunction with regular quarterly Board meetings held prior to the Company’s public release of its quarterly earnings. This timing also allows us to receive market data from our consultants for prior year grants.

When making grants of equity-based compensation, we consider a number of factors, including competitive peer data, prior year grants (both in terms of number of shares and total value), and potential dilution impact and current and historical stock prices. We also take into consideration the advice of our consultants as to peer and market practices on the use and mix of restricted stock, options and performance units.

For restricted stock and stock options granted to the top four Named Executive Officers, these awards are subject to three-year vesting with one-third vesting after the first year and 1/36th of the grant vesting each month over the next two years. The restricted stock grants also have a performance-based vesting component, which for 2013 required that the Company achieve EBITDA of at least $300 million for the nine months ended December 31, 2013, $400 million for the twelve months ended December 31, 2014 or $400 million for the twelve months ended December 31, 2015. The performance units granted in 2013 are to be settled with shares of stock, with the number of shares to be issued based on the Company’s total stockholder return at the end of the third year following the grant relative to the total stockholder return for our peer group of companies. Subject to limited exceptions, no payout will be provided on performance units unless the Company’s relative total stockholder return against its peers is at least at the 25th percentile and the Company has a positive stockholder return.

We have also adopted the following additional practices regarding equity grants:

•	Grants will not vest in less than one year.

•	Options will not be re-priced or exchanged.

•	Equity grants are subject to claw-back in the event that the Board learns that any misconduct by the Named Executive Officer contributed to the Company having to restate all or a portion of its financial statements.

•	Options are to have exercise prices equal to or greater than the fair market value on the date of grant.

•	Performance targets are not to be modified other than to give effect to acquisition or disposition of businesses or similar structural changes — market condition changes will not result in changes in performance targets.

Overview of 2013 Performance and Compensation

As noted above under “2013 Financial and Business Highlights,” the Company had an excellent year in 2013 during which significant progress was realized against our long-term strategic objectives as well as against our short-term operational and financial objectives. These positive results were realized by both of the Company’s core businesses and at the corporate level. In addition to the financial and operational successes, the Company’s stock performed at between the 71st and 79th percentiles against our peer group during each of the past one, two and three year periods ended December 31, 2013.

Cash Compensation

Under the terms of the Company’s cash compensation plan described above, the top four Named Executives Officers earned the following cash payments in respect of 2013. The payments under the plan were determined using a total bonus pool equal to 0.70% of the Company’s $921 million of EBITDA for 2013, reduced from the maximum target bonus potential under the plan of 0.81% of EBITDA. This bonus pool amount reflected the exemplary performance by management in 2013 in achieving the Company’s current and long-term objectives, but also took into account a decrease both in EBITDA and certain other measures of performance. As a result, variable cash compensation in respect of 2013 decreased 16% for the Named Executive Officers who participated in the plan in both 2012 and 2013. In accordance with past practice, the bonus pool was allocated among the top four Named Executive Officers as described under “Team Compensation Structure” above. The Committee had fixed a $400 million minimum EBITDA threshold for 2013, which was exceeded.

CASH COMPENSATION

Name	Salary	EBITDA Incentive (Percentage of Company EBITDA)	Variable Cash Compensation Based on EBITDA(1)	Total Cash Compensation
William A. Hendricks, Jr.	$600,000	0.1909%	$1,758,943	$2,358,943
John E. Vollmer III	$350,000	0.1273%	$1,172,628	$1,522,628
Mark S. Siegel	$350,000	0.2545%	$2,345,257	$2,695,257
Kenneth N. Berns	$265,000	0.1273%	$1,172,628	$1,437,628

(1)	The maximum amount that can be awarded to an individual under our cash-based incentive plan during a 12–month period is $5,000,000. In order to reach this maximum amount and assuming a total bonus pool equal to the top end of the target range (equal to 0.81% of EBITDA), EBITDA of $2.3 billion in the case of Mr. Hendricks, $1.7 billion in the case of Mr. Siegel and $3.4 billion in the case of Messrs. Vollmer and Berns would have been needed. We did not establish a target bonus amount for the executives given the variable nature of our plan and its direct relationship to our financial results. The target bonus amount presented in the Grants of Plan-Based Awards table is calculated for the respective officer based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2013, and the allocation formula applied to the bonus pool for distribution as noted above.

Equity-Based Compensation

We made the following equity-based grants to Messrs. Hendricks, Vollmer, Siegel and Berns, considering the Company’s 2012 financial results and comparative total shareholder return performance over the one, two and three year periods ended in 2012 and with the objective that these grants would be commensurate with the Company’s percentile performance, based on information available at the time of grant.

EQUITY-BASED GRANTS

	Restricted Stock(1)		Stock Options(2)		Performance Unit Awards(3)		Total Value
Name	# Shares	Value	# Shares	Value	# Shares	Value
William A. Hendricks, Jr.	86,250	$1,973,400	172,500	$1,321,454	64,500	$1,517,363	$4,812,217
John E. Vollmer III	57,500	$1,315,600	115,000	$880,969	43,000	$1,011,575	$3,208,144
Mark S. Siegel	115,000	$2,631,200	230,000	$1,761,938	86,000	$2,023,150	$6,416,288
Kenneth N. Berns	57,500	$1,315,600	115,000	$880,969	43,000	$1,011,575	$3,208,144

(1)	Shares of restricted stock were awarded on April 22, 2013. The value indicated in the table is the value on the date of grant based on the closing price of Patterson-UTI’s common stock on the date of grant.

(2)	Options were awarded on April 22, 2013. The value indicated in the table was determined using the Black-Scholes option pricing model as of the date of grant.

(3)	Performance Units were awarded on April 22, 2013. The number of shares indicated in the table represents the target number of shares for each respective award. According to the terms of the awards, the actual number of shares earned by the recipient can range from zero shares to two times the target number of shares depending on how Patterson-UTI performs in terms of total stockholder return relative to its peer group. The value indicated in the table was determined based on a Monte-Carlo simulation model and represents the estimate of fair value on the date of grant.

The grant of restricted stock, options and performance units to the top four Named Executive Officers were made following the vesting, term and other criteria described above.

The performance units granted in 2013 to Messrs. Siegel, Hendricks, Vollmer and Berns provide for the issuance of a target of 86,000 shares of Common Stock to Mr. Siegel, 64,500 shares of Common Stock to Mr. Hendricks and 43,000 shares of Common Stock to each of Messrs. Vollmer and Berns, respectively, if

Patterson-UTI’s total stockholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total stockholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis.

Total stockholder return for Patterson-UTI for the 2013 performance unit grants is measured based on $100 invested in Common Stock on the first day of the performance period, with dividends reinvested. The performance period is the period from April 1, 2013 through March 31, 2016, subject to certain exceptions that could extend the performance period up to two additional years. No shares will be issued in respect of the performance units unless Patterson-UTI has positive total stockholder return as of the end of the performance period; except that if during the two-year period ending after the performance period, Patterson-UTI’s total stockholder return for any 30 consecutive day period equals or exceeds 18% on an annualized basis from the beginning of the performance period through the end of such 30 consecutive day period, then shares issued under the grant will be made as set forth above based on Patterson-UTI’s total stockholder return relative to the peer group as of end of the performance period. Any performance units granted after 2013 will not provide for an extension of the initial three-year performance period.

Total Compensation and Relationship to Performance

The Committee considered the advice of Pearl Meyer when establishing its 2013 compensation program. In doing so, the Committee sought to offer a total compensation package (cash and long-term) for the top four Named Executive Officers as a group that would be commensurate with the Company’s percentile performance versus peers. The Committee looked primarily at one year financial results and total shareholder return, but also shareholder returns over a two year and three year period, as noted below, in establishing the long-term incentive equity grants for 2013. When determining the size of 2013 equity incentive awards in April 2013, the Committee considered the following measures of relative performance for Patterson-UTI against our peers:

•	1 year Total shareholder Return through March 31, 2013: 100th percentile

•	3 year Total shareholder Return through March 31, 2013: 94th percentile

•	2012 Return on Equity (ROE): 66th percentile

•	2012 Return on Assets (ROA): 64th percentile

As a result, the Committee targeted the grant date value of 2013 equity incentive awards within this range of the competitive market (as defined by the Committee in consultation with Pearl Meyer).

We believe that Patterson-UTI has a strong and cohesive management team and that the compensation policies that it has implemented provide the proper mix of current compensation and long-term incentives for building stockholder value. The Company’s above market performance has supported the use of these policies and aligns the interest of management with the Company’s stockholders.

With respect to the Company’s executive officers other than the top four Named Executive Officers, the Committee has historically determined their compensation with a philosophy of using a combination of fixed and variable cash in the form of base salary and cash bonuses for short-term incentives and time-vested equity awards in the form of restricted stock and/or stock options for long-term incentives. With respect to Mr. Holcomb, who serves as the President of the Company’s contract drilling subsidiaries, the Committee determined his non-equity incentive compensation for 2013 based on the level of EBITDA for the contract drilling business for 2013. In particular, the Committee considered a range of between 0.032% and 0.048% of EBITDA for the contract drilling business and determined Mr. Holcomb’s non-equity incentive compensation to be .0424% of EBITDA for the contract drilling business based on his individual performance and the following factors specific to the Company’s contract drilling business:

•	Safety and operational metrics;

•	Recruiting and training programs;

•	Generation and retention of customers; and

•	Development and management of new rig designs and rig construction.

The amount reflects efforts towards achieving the Company’s current and long-term objectives in its contract drilling business.

Mr. Holcomb’s equity-based, long-term incentive compensation was awarded in the form of restricted stock that vests in one-third increments over a three year period and is set forth in the “Grants of Plan-Based Awards Table” below.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its Named Executive Officers. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The Named Executive Officers of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Other Policies and Practices Supporting Strong Compensation Governance

Share Ownership Guidelines and Stock Holding Requirements for Chief Executive Officer, Other Executive Officers and Directors

Our Nominating and Corporate Governance Committee has enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. The guidelines require our Chief Executive Officer to own a number of shares of our Common Stock having a value at least equal to five times his or her base salary. The Chief Executive Officer has five years from the adoption of these guidelines, or the date of appointment to the chief executive position, whichever is later, to satisfy the ownership guidelines.

The guidelines also require officers and directors to hold at all times, subject to a five year phase-in from the date first elected as an officer or director, at least the following number of shares of Common Stock:

•	President and Chief Executive Officer	Number of shares equal to 5 times base salary
•	Executive Chairman	120,000 shares
•	COO/Senior Vice Presidents	60,000 shares
•	President — Drilling	30,000 shares
•	General Counsel	20,000 shares
•	Chief Accounting Officer	7,500 shares
•	Outside Directors	10,000 shares
•	Non-executive Inside Director	10,000 shares

For purposes of these ownership guidelines, equity incentive awards that have both time-based vesting and performance-based vesting are counted when the performance-based component has been satisfied. Unvested equity incentive awards that have only time-based vesting are counted and unearned performance-based incentive awards are not counted. In addition, each executive officer and director is required to maintain ownership of the net after-tax shares of Common Stock acquired from Patterson-UTI pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each of the Named Executive Officers and Directors was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

As provided for in Patterson-UTI’s Corporate Governance Guidelines and set forth in written agreements with its executive officers, Patterson-UTI has implemented a clawback policy that allows for the recovery of bonus, severance or incentive compensation-based compensation from an executive officer in the event the Board of Directors learns that any misconduct by such executive officer contributed to Patterson-UTI having to restate all or a portion of its financial statements. The Board will take such action as it deems necessary to remedy the misconduct, prevent its recurrence, and if it deems appropriate based on the relevant facts and circumstances, take remedial action against such executive officer, which may include requiring the reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of stock awards previously granted to such executive officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) such executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to such executive officer had the financial results been properly reported would have been lower than the amount actually awarded.

In addition to a stand-alone policy, Patterson-UTI’s 2005 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan provide that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse Patterson-UTI that amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Pay for Performance

The Compensation Committee feels that the actual pay received by our Named Executive Officers is appropriately linked to the results that were achieved, as a significant amount of pay is at risk for our Named Executive Officers through utilization of our incentive compensation plan design.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy. Our directors and executive officers may not purchase, sell or write options on Patterson-UTI securities or engage in transactions in other third-party derivative securities with respect to Company securities.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites totaling more than $10,000. Accordingly, the perquisites do not meet the threshold that would require disclosure in the Summary Compensation Table below.

Employment-Related Agreements and Other Matters

Change in Control, Severance and Employment Agreements

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI has entered into change in control agreements with its top four Named Executive Officers as further described elsewhere in this proxy statement The Company believes that such agreements may under certain circumstances protect the interest of the Company by discouraging such Named Executive Officers from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work. We believe that the change in control agree-

ments may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

The change in control agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than nine years ago. While the Committee believes the tax gross-up provision is a valuable tool for executive retention, the Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the change in control agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

Severance Agreements. Patterson-UTI has also entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements referenced above.

Patterson-UTI has entered into a severance agreement with Mr. Hendricks. The term of the severance agreement generally ends on the third anniversary of the effective date of the severance agreement. If during the term of the severance agreement Mr. Hendricks’ employment terminates by reason of a Qualifying Termination (as defined in the severance agreement), Patterson-UTI will pay Mr. Hendricks a lump-sum cash payment of $750,000 less any severance payment received by or payable to Mr. Hendricks under his change in control agreement referenced above or any other similar change in control agreement. Under the severance agreement, “Qualifying Termination” means a termination of Mr. Hendricks’ employment (1) by Patterson-UTI for any reason other than cause or (2) if certain conditions are met, by Mr. Hendricks due to Patterson-UTI reducing his annual base salary to an amount that is less than $450,000 per year.

Employment Agreements. Patterson-UTI entered into an employment agreement with Mr. Holcomb in January 2012 in connection with his promotion to President of Patterson-UTI Drilling Company LLC. Pursuant to his employment agreement, Patterson-UTI will employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. After the three year initial term, the employment agreement will renew on a year to year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination, or, in the case of termination of his employment by Patterson-UTI without cause or by Mr. Holcomb for good reason where there is more than 12 months remaining in the term, then for the remainder of the term. Please see “Employment-Related Agreements” for further description of this agreement.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, we routinely consider the potential effect of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. While Patterson-UTI does not design its compensation programs for tax purposes, Patterson-UTI does design its plans to be tax efficient for Patterson-UTI where possible. However, the Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was, during the year ended December 31, 2013, an officer or employee of Patterson-UTI or any of its subsidiaries, or was formerly an officer of Patterson-UTI or any of its subsidiaries, or had any relationships requiring disclosure by Patterson-UTI under Item 404 of Regulation S-K.

During the year ended December 31, 2013, none of Patterson-UTI’s executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Patterson-UTI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman

Charles O. Buckner

Michael W. Conlon

Curtis W. Huff

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2013 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
William Andrew Hendricks, Jr.	2013	$600,000	$—		$3,490,763	(4)	$1,321,454	$1,758,943	$—		$7,171,160
President & Chief	2012	$375,000	$1,075,000	(5)	$1,727,000		$820,723	$—	$—		$3,997,723
Executive Officer
John E. Vollmer III	2013	$350,000	$—		$2,327,175	(6)	$880,969	$1,172,628	$10,200	(7)	$4,740,972
Senior Vice President —	2012	$350,000	$—		$1,543,920		$998,704	$1,397,022	$10,000	(7)	$4,299,646
Corporate Development, Chief	2011	$350,000	$—		$2,490,663		$870,987	$1,348,040	$9,800	(7)	$5,069,490
Financial Officer & Treasurer
Mark S. Siegel	2013	$350,000	$—		$4,654,350	(8)	$1,761,938	$2,345,257	$—		$9,111,545
Chairman of the Board	2012	$350,000	$—		$3,087,840		$1,997,408	$2,794,044	$—		$8,229,292
	2011	$350,000	$—		$4,981,325		$1,741,974	$2,696,080	$—		$9,769,379
Kenneth N. Berns	2013	$265,000	$—		$2,327,175	(6)	$880,969	$1,172,628	$—		$4,645,772
Senior Vice President	2012	$265,000	$—		$1,543,920		$998,704	$1,397,022	$—		$4,204,646
	2011	$265,000	$—		$2,490,663		$870,987	$1,348,040	$—		$4,974,690
James M. Holcomb	2013	$325,000	$300,738		$759,240		$—	$—	$14,511	(9)	$1,399,489
President — Patterson-UTI Drilling Company LLC	2012	$325,000	$310,000		$484,575		$—	$—	$14,050	(9)	$1,133,625

(1)	Amounts set forth include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the Named Executive Officer in the fiscal years ended December 31, 2013, 2012 and 2011 and with respect to performance units awarded to Messrs. Hendricks, Vollmer, Siegel and Berns in the fiscal year ended December 31, 2013 and performance units awarded to Messrs. Vollmer, Siegel and Berns in the fiscal years ended December 31, 2012 and 2011. Performance conditions for all awards of restricted stock had been satisfied as of December 31, 2013. Performance units were awarded to Messrs. Vollmer, Siegel and Berns in the fiscal year ended December 31, 2010 with a performance period that ended on March 31, 2013. According to the terms of the 2010 awards, the actual number of shares earned by the recipients were equal to two times the target number of shares, based upon Patterson-UTI achieving a 93rd percentile total stockholder return relative to its peer group. Shares of the Company’s Common Stock were issued to settle the 2010 performance units as follows: Vollmer — 65,000 shares, Siegel — 130,000 shares, Berns — 65,000 shares. Compensation related to these awards was reported for the fiscal year ended December 31, 2010, and no compensation for the 2010 awards is included in subsequent years. For additional information related to the assumptions used and valuation of restricted stock and performance units see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2013, 2012 and 2011. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)	Represents annual bonuses earned for the fiscal years ended December 31, 2013, 2012 and 2011. The bonus plan in each of those fiscal years provided for a bonus pool based on EBITDA, subject to a minimum EBITDA of $400 million for 2013, 2012 and 2011. The bonus pool was allocated among the participants based on a pre-determined sharing percentage. At the direction of the Compensation Committee, the total amount paid out pursuant to the executive bonus pool was $6.45 million for 2013, $7.68 million for 2012 and $7.41 million for 2011.

(4)	Includes $1,973,400 related to an award of shares of restricted stock and $1,517,363 related to an award of performance units during 2013.

(5)	Amount includes a signing bonus of $275,000 paid to Mr. Hendricks following the commencement of his employment with Patterson-UTI and an annual bonus for the fiscal year ended December 31, 2012 of $800,000, which was paid pursuant to the terms of the offer letter provided to Mr. Hendricks prior to his employment with Patterson-UTI.

(6)	Includes $1,315,600 related to an award of shares of restricted stock and $1,011,575 related to an award of performance units during 2013.

(7)	Amounts set forth reflect contributions to a 401(k) plan by Patterson-UTI on behalf of Mr. Vollmer.

(8)	Includes $2,631,200 related to an award of shares of restricted stock and $2,023,150 related to an award of performance units during 2013.

(9)	Includes $10,200 in 2013 and $10,000 in 2012 contributed to a 401(k) plan by Patterson-UTI on behalf of Mr. Holcomb and $4,311 in 2013 and $4,050 in 2012 for the use of a Patterson-UTI automobile.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2013 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option: Awards Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Andrew Hendricks, Jr	2/05/13	(1)	$600,000	$1,758,943	$5,000,000	—	—	—	—	—	—	—
	4/22/13	(2)	—	—	—	32,250	64,500	129,000	—	—	—	$1,517,363
	4/22/13		—	—	—	—	—	—	86,250	—	—	$1,973,400
	4/22/13		—	—	—	—	—	—	—	172,500	$22.88	$1,321,454
John E. Vollmer III	2/05/13	(1)	$400,000	$1,172,628	$5,000,000	—	—	—	—	—	—	—
	4/22/13	(2)	—	—	—	21,500	43,000	86,000	—	—	—	$1,011,575
	4/22/13		—	—	—	—	—	—	57,500	—	—	$1,315,600
	4/22/13		—	—	—	—	—	—	—	115,000	$22.88	$880,969
Mark S. Siegel	2/05/13	(1)	$800,000	$2,345,257	$5,000,000	—	—	—	—	—	—	—
	4/22/13	(2)	—	—	—	43,000	86,000	172,000	—	—	—	$2,023,150
	4/22/13		—	—	—	—	—	—	115,000	—	—	$2,631,200
	4/22/13		—	—	—	—	—	—	—	230,000	$22.88	$1,761,938
Kenneth N. Berns	2/05/13	(1)	$400,000	$1,172,628	$5,000,000	—	—	—	—	—	—	—
	4/22/13	(2)	—	—	—	21,500	43,000	86,000	—	—	—	$1,011,575
	4/22/13		—	—	—	—	—	—	57,500	—	—	$1,315,600
	4/22/13		—	—	—	—	—	—	—	115,000	$22.88	$880,969
James M. Holcomb	6/09/13		—	—	—	—	—	—	36,000	—	—	$759,240

(1)	The 2013 bonus plan for Named Executive Officers for the fiscal year ended December 31, 2013 was approved on February 5, 2013. The 2013 bonus plan for Messrs. Hendricks, Vollmer, Siegel and Berns provided for a bonus pool based on a percentage of EBITDA for the fiscal year ended December 31, 2013, subject to a minimum EBITDA of $400 million. The Compensation Committee set a targeted EBITDA percentage range of 0.55% to 0.81%. The actual percentage awarded was based on the Compensation Committee’s assessment of the Company’s and executive management’s progress toward and achievement of certain strategic and other objectives. The Compensation Committee set the EBITDA payment percentage at 0.70% based on these criteria. The bonus pool was allocated among Messrs. Hendricks, Vollmer, Siegel and Berns based on a pre-determined sharing percentage. The threshold amount presented in this table is calculated for the respective officer based on the approved allocation formula and an assumed EBITDA of $400 million using 0.55% of EBITDA (the bottom of the target range) as set forth when the plan was approved due to the fact that the bonus plan provided for no payment if the minimum EBITDA of $400 million is not satisfied (for 2014, the minimum EBITDA has been increased to $500 million). The target amount is calculated based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2013, the EBITDA percentage as approved by the Compensation Committee and the allocation formula applied to the bonus pool for distribution. The cash bonuses awarded from the bonus pool were awarded under the LTIP, which has been designed to meet the requirements of Section 162(m) of the Code. Although the bonus pool for Messrs. Hendricks, Vollmer, Siegel and Berns did not have an EBITDA cap, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the LTIP during a 12-month period is $5,000,000.

(2)	On April 22, 2013, Patterson-UTI granted performance unit awards to Messrs. Hendricks, Vollmer, Siegel and Berns. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2013 through March 31, 2016, subject to certain exceptions that could extend the performance period up to two additional years, as described in “Compensation Discussion and Analysis” above (any performance units granted after 2013 will not provide for an extension of the initial three-year performance period). The performance goals are tied to Patterson-UTI’s total shareholder return for the performance period as compared to total shareholder return for a peer group determined by the Compensation Committee. The recipients will receive a target number of shares if the Company’s total shareholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total shareholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis.

(3)	Shares of restricted stock were awarded pursuant to the 2005 Long-Term Incentive Plan. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three-year period as follows: one-third on April 22, 2014, and the remaining two-thirds in equal monthly installments over the 24 months following April 22, 2014. The shares awarded to Mr. Holcomb vest over a three-year period as follows: one-third on June 9, 2014, one-third on June 9, 2015 and one-third on June 9, 2016.

(4)	Options were granted pursuant to the 2005 Long-Term Incentive Plan. Options awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three year period as follows: one-third on April 22, 2014, and the remaining two-thirds in equal monthly installments over the 24 months following April 22, 2014.

(5)	The grant date fair value of restricted stock is based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718, with assumptions that are more fully described in Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2013 for the Named Executive Officers:

Outstanding Equity Awards

at Fiscal Year-End

Name	Option Awards					Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
William Andrew Hendricks, Jr.	55,557	44,443	(3)	$17.27	04/01/22	152,917	(4)	$3,871,858	64,500	(5)	$1,633,140
	9,722	15,278	(6)	$15.82	09/30/22
	—	172,500	(7)	$22.88	04/21/23
John E. Vollmer III	60,000	—		$19.14	04/27/14	84,111	(8)	$2,129,691	117,250	(9)	$2,968,770
	75,000	—		$24.63	04/26/15
	125,000	—		$28.16	07/31/16
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	61,333	7,667	(10)	$31.20	04/25/21
	88,888	71,112	(3)	$16.20	04/23/22
	—	115,000	(7)	$22.88	04/21/23
Mark S. Siegel	120,000	—		$19.14	04/27/14	168,222	(11)	$4,259,381	234,500	(12)	$5,937,540
	150,000	—		$24.63	04/26/15
	250,000	—		$28.16	07/31/16
	300,000	—		$24.17	04/22/17
	238,000	—		$29.31	04/24/18
	350,000	—		$13.17	04/27/19
	355,000	—		$14.83	04/26/20
	122,667	15,333	(10)	$31.20	04/25/21
	177,777	142,223	(3)	$16.20	04/23/22
	—	230,000	(7)	$22.88	04/21/23
Kenneth N. Berns	60,000	—		$19.14	04/27/14	84,111	(8)	$2,129,691	117,250	(9)	$2,968,770
	75,000	—		$24.63	04/26/15
	125,000	—		$28.16	07/31/16
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	61,333	7,667	(10)	$31.20	04/25/21
	88,888	71,112	(3)	$16.20	04/23/22
	—	115,000	(7)	$22.88	04/21/23
James M. Holcomb	44,445	—		$12.32	10/28/18	67,667	(13)	$1,713,328	—		—

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2013 of $25.32 per share.

(2)	As of December 31, 2013, performance unit awards had been granted to Messrs. Hendricks, Vollmer, Siegel and Berns. The 2011 performance unit awards were granted on April 26, 2011 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to a peer group of companies for the performance period from April 1, 2011 through March 31, 2014. The 2012 performance unit awards were granted on April 24, 2012 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to a peer group of companies for the performance period from April 1, 2012 through March 31, 2015. The 2013 performance unit awards were granted on April 22, 2013 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to a peer group of companies for the performance period from April 1, 2013 through March 31, 2016. All performance unit awards provide for a target payout based on a target level of total shareholder return compared to the peer group. The amounts presented in this column represent the target payout under the performance unit awards. Based on Patterson-UTI’s total shareholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares.

(3)	These options vest in equal monthly installments from January 24, 2014 through April 24, 2015.

(4)	These shares of restricted stock vest as follows: 66,667 shares that vest in equal annual installments on April 24, 2014 and April 24, 2015; 28,750 shares that vest on April 22, 2014 and 57,500 shares that vest in equal monthly installments from May 22, 2014 through April 22, 2016.

(5)	These are shares related to the 2013 performance unit award.

(6)	These options vest in equal monthly installments from January 1, 2014 through October 1, 2015.

(7)	These options vest as follows: one-third on April 22, 2014 and the remainder in equal monthly installments over the 24 months following April 22, 2014.

(8)	These shares of restricted stock vest as follows: 5,278 shares in equal monthly installments from January 26, 2014 through April 26, 2014; 21,333 shares in equal monthly installments from January 24, 2014 through April 24, 2015; 19,166 shares on April 22, 2014 and 38,334 shares in equal monthly installments from May 22, 2014 through April 22, 2016.

(9)	Amount includes 26,250 shares related to the 2011 performance unit award, 48,000 shares related to the 2012 performance unit award and 43,000 shares related to the 2013 performance unit award.

(10)	These options vest in equal monthly installments from January 26, 2014 through April 26, 2014.

(11)	These shares of restricted stock vest as follows: 10,556 shares in equal monthly installments from January 26, 2014 through April 26, 2014; 42,666 shares in equal monthly installments from January 24, 2014 through April 24, 2015; 38,333 shares on April 22, 2014 and 76,667 shares in equal monthly installments from May 22, 2014 through April 22, 2016.

(12)	Amount includes 52,500 shares related to the 2011 performance unit award, 96,000 shares related to the 2012 performance unit award and 86,000 shares related to the 2013 performance unit award.

(13)	These shares of restricted stock vest as follows: 32,833 shares on June 9, 2014; 22,834 shares on June 9, 2015 and 12,000 shares on June 9, 2016.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2013 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	33,333	$776,326
John E. Vollmer III	190,000	$1,447,800	113,056	$2,564,434
Mark S. Siegel	380,000	$2,895,600	226,112	$5,128,865
Kenneth N. Berns	190,000	$1,447,800	113,056	$2,564,434
James M. Holcomb	—	$—	30,833	$650,268

(1)	Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day immediately prior to the date at which the respective shares vested.

Patterson-UTI provides no pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2013. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2013 with respect to the directors of Patterson-UTI who are not executive officers:

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)	Total ($)
Charles O. Buckner	$60,000	$55,890	$68,729	$—	$184,619
Michael W. Conlon	$45,000	$55,890	$68,729	$—	$169,619
Curtis W. Huff	$75,000	$55,890	$68,729	$—	$199,619
Terry H. Hunt	$60,000	$55,890	$68,729	$—	$184,619
Cloyce A. Talbott	$35,000	$55,890	$68,729	$—	$159,619

(1)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the directors in the fiscal year ended December 31, 2013. For additional information related to the assumptions used and valuation of restricted stock, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Messrs. Buckner, Conlon, Huff, Hunt and Talbott each received an award of 3,000 shares of restricted stock on January 1, 2013 with a market value of $18.63 per share which fully vested on January 1, 2014. As of December 31, 2013, Messrs. Buckner, Conlon, Huff, Hunt and Talbott each held 3,000 unvested shares of restricted stock.

(2)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the directors in the fiscal year ended December 31, 2013. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Messrs. Buckner, Conlon, Huff, Hunt and Talbott each received options to purchase 10,000 shares of stock on January 1, 2013 with a fair value of $6.87 per share, which fully vested on January 1, 2014. As of December 31, 2013, Messrs. Huff and Hunt each held options to purchase a total of 80,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2013, Mr. Buckner held options to purchase a total of 70,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2013, Mr. Conlon held options to purchase a total of 20,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2013, Mr. Talbott held options to purchase a total of 830,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors. Each non-employee director receives annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the grant date. The option has a 10-year term, vests after one-year (subject to acceleration in certain limited situations, including a change of control) and contains a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he serves, with the chairman of each such committee receiving $15,000. The Lead Director receives additional annual cash compensation of $20,000.

EMPLOYMENT-RELATED AGREEMENTS

Change in Control

Patterson-UTI has entered into change in control agreements with Messrs. Siegel, Hendricks, Berns and Vollmer (each agreement, a “CIC Agreement” and collectively, the “CIC Agreements”; and each individual, an “Employee” and collectively, the “Employees”). The CIC Agreements were entered into to protect the Employees should a change in control occur, thereby encouraging the Employee to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

In the event of a change in control of Patterson-UTI in which an Employee’s employment is terminated by Patterson-UTI other than for cause or by the Employee for good reason, the terms of the CIC Agreements would entitle the Employee to, among other things:

•	a bonus payment equal to the highest annual bonus paid after the CIC Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date),

•	a payment equal to 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) the sum of (i) the highest annual salary in effect for such Employee during the term of the CIC Agreement and (ii) the average of the three annual bonuses earned by the Employee for the three fiscal years preceding the termination date (or a benchmark bonus in the case of Mr. Hendricks), and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Messrs. Siegel and Hendricks) or two years (in the case of Messrs. Berns and Vollmer).

The CIC Agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than ten years ago. While the Compensation Committee believes the tax gross-up provision is a valuable tool for executive retention, the Compensation Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Compensation Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the CIC Agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•	an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•	a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•	a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

The CIC Agreements terminate on the first to occur of:

•	the Employee’s death, disability or retirement,

•	the termination of the Employee’s employment, or

•	January 29, 2015 although, unless otherwise terminated, the CIC Agreements automatically renew for successive 12-month periods until Patterson-UTI notifies the Employee at least 90 days before the expiration of the initial term or the renewal period, as applicable, that the term will not be extended. Patterson-UTI has not provided any such notification to the Employees.

All unvested stock options and restricted stock awards held by Messrs. Siegel, Hendricks, Berns and Vollmer vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, Messrs. Hendricks, Vollmer, Siegel and Berns would receive the target number of shares issuable thereunder. All restricted stock and performance unit awards held by Messrs. Siegel, Hendricks, Berns and Vollmer contain provisions that in the event of termination due to death or disability, the Named Executive Officer would vest in a portion of the award.

Amounts that each of the Named Executive Officers would be entitled to under the existing Agreements (or in the case of Mr. Holcomb, his employment agreement) if a change in control had occurred as of December 31, 2013 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the Agreements or in the case of Mr. Holcomb, his employment agreement) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Continued Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr	$800,000	$3,500,000	$923,807	$3,871,858	$1,633,140	$21,479	$10,750,284
John E. Vollmer III	$1,397,022	$2,927,202	$1,946,684	$2,129,691	$2,968,770	$14,319	$11,383,688
Mark S. Siegel	$2,794,044	$6,443,005	$3,893,378	$4,259,381	$5,937,540	$—	$23,327,348
Kenneth N. Berns	$1,397,022	$2,757,202	$1,946,684	$2,129,691	$2,968,770	$—	$11,199,369
James M. Holcomb(6)	$—	$325,000	$—	$—	$—	$7,160	$332,160

(1)	The assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreements were entered into through December 31, 2013.

(2)	The assumed salary and bonus payment represents 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) of the sum of the 2013 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2012, 2011 and 2010 or a benchmark bonus in the case of Mr. Hendricks. Bonus amounts earned for 2013 were not considered in this calculation as they were not determined until after December 31, 2013. In the case of Mr. Holcomb, the payment represents 12 months of his base salary as determined in accordance with his employment agreement.

(3)	Each of the option and stock award agreements for Messrs. Hendricks, Vollmer, Siegel and Berns provide that unvested options and awards will immediately vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI Common Stock at December 31, 2013.

(4)	Share settled performance units awarded to Messrs. Vollmer, Siegel and Berns in 2011, 2012 and 2013 and to Mr. Hendricks in 2013 include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2013 valued at the December 31, 2013 closing price of Patterson-UTI Common Stock of $25.32 per share.

(5)	Messrs. Hendricks, Vollmer and Holcomb participated in Patterson-UTI’s health and welfare plans as of December 31, 2013. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks, two years in the case of Mr. Vollmer and one year in the case of Mr. Holcomb based on the rates in effect at December 31, 2013.

(6)	Patterson-UTI has entered into an employment agreement with Mr. Holcomb that provides certain benefits if his employment is terminated by Patterson-UTI other than for cause or by him for good reason.

Severance Agreements

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Patterson-UTI has entered into a Severance Agreement with Mr. Hendricks (the “Severance Agreement”). The term of the Severance Agreement expires on the third anniversary of the effective date of the Severance Agreement. If during the term of the Severance Agreement Mr. Hendricks’ employment terminates by reason of a Qualifying Termination (as defined in the Severance Agreement), Patterson-UTI will pay Mr. Hendricks a lump-sum cash payment of $750,000 less any Severance Payment received by or payable to Mr. Hendricks under his change in control agreement described above or any other similar change in control agreement.

Under the Severance Agreement, “Qualifying Termination” means a termination of Mr. Hendricks’ employment (1) by Patterson-UTI for any reason other than cause or (2) if certain conditions are met, by Mr. Hendricks due to Patterson-UTI reducing his annual base salary to an amount that is less than $450,000 per year.

Employment Agreement with Mr. Holcomb

In January 2012, Patterson-UTI entered into an employment agreement with Mr. Holcomb in connection with his promotion to President of Patterson-UTI Drilling Company LLC. Pursuant to his employment agreement, Patterson-UTI will employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. Such employment shall continue on a year to year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. Mr. Holcomb agreed to restrictions regarding Patterson-UTI’s confidential information and to not compete with Patterson-UTI or solicit its employees or customers for two years following the date of termination of his employment. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination, or, in the case of termination of his employment by Patterson-UTI without cause or by Mr. Holcomb for good reason where there is more than 12 months remaining in the term, then for the remainder of the term. During the 12 month period following his termination, Mr. Holcomb and his eligible dependents as of the date of termination shall continue to be covered by all medical, vision and dental plans (but not including life or disability insurance) at the same active employee premium cost as a similarly situated active employee; provided that such benefits shall cease if he becomes entitled to any group health benefits from a new employer.

Death or Disability

All restricted stock and performance unit awards held by Messrs. Hendricks, Vollmer, Siegel and Berns provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. With respect to Mr. Hendricks, such a termination would have resulted in the accelerated vesting of 43,661 shares of restricted stock with a fair value of $1,105,497. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2013 would have resulted in the accelerated vesting of 13,846 shares of restricted stock with a fair value of $350,581. With respect to Mr. Siegel, such a termination at December 31, 2013 would have resulted in the accelerated vesting of 27,693 shares of restricted stock with a fair value of $701,187. In the event of termination of employment due to death or disability, the holders of performance units would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with Messrs. Hendricks, Vollmer, Siegel and Berns and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 1,000,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Senior Vice President of Patterson-UTI, is an executive of REMY Investors.

In connection with Mr. Vollmer’s appointment as Chief Financial Officer, Patterson-UTI delivered a letter to Mr. Vollmer dated February 6, 2006 (the “Letter Agreement”). Pursuant to the Letter Agreement, Patterson-UTI generally agreed, to the extent permitted by law and provided that the applicable accounting restatement pending at that time did not result from Patterson-UTI’s material non-compliance with financial reporting requirements under the federal securities laws as a result of knowing misconduct by Mr. Vollmer, not to make any claim against Mr. Vollmer for certain compensation received or profits realized, or relating to securities acquired, prior to September 30, 2005. Patterson-UTI also generally agreed to indemnify Mr. Vollmer against all losses in connection with his defense of any claim against him under Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) in contravention of the immediately preceding sentence. Notwithstanding court decisions that Patterson-UTI’s right to make any such claims appears doubtful, Patterson-UTI entered into this agreement because of the breadth of language of Section 304 and the uncertainty as to how the statute may be interpreted by the courts in the future.

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 26, 2014, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
Artisan Partners Holdings LP	11,745,246	(1)	8.1%
BlackRock, Inc.	10,045,129	(2)	7.0%
Wellington Management Company, LLP.	9,997,172	(3)	6.9%
The Vanguard Group	8,025,427	(4)	5.6%
Directors and Named Executive Officers:
Mark S. Siegel	4,049,049	(5)	2.8%
William Andrew Hendricks, Jr.	310,157	(6)	*
John E. Vollmer III	1,745,499	(7)	1.2%
Kenneth N. Berns	1,519,874	(8)	1.0%
James M. Holcomb.	229,576	(9)	*
Charles O. Buckner	84,000	(10)	*
Michael W. Conlon	32,000	(11)	*
Curtis W. Huff	137,880	(12)	*
Terry H. Hunt	115,000	(13)	*
Cloyce A. Talbott	1,120,476	(14)	*
All directors and executive officers as a group (11 persons)	9,473,925	(15)	6.3%

*	indicates less than 1.0%

(1)	Based solely on a Schedule 13G/A filed with the SEC on January 30, 2014 (the “Artisan Schedule 13G”). According to the report, Artisan Partners Limited Partnership (“APLP”) reports beneficial ownership of the shares, with shared dispositive power over 11,745,246 shares and shared power to vote 11,463,146 shares. APLP filed the Artisan Schedule 13G/A jointly with Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”), Artisan Investment Corporation (“AIC”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc. (“Artisan Funds”). Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings; AIC is a control person of APAM; ZFIC is the sole stockholder of AIC; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. The address of the principal business office of APLP, Artisan Investments, Artisan Holdings, APAM, AIC, ZFIC, Mr. Ziegler, Ms. Ziegler and Artisan Funds is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(2)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 30, 2014. According to the report, BlackRock, Inc. has sole voting power with respect to 9,336,207 shares and sole dispositive power with respect to 10,045,129 shares. The address of the principal business office of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)	Based solely on a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington Management”) with the SEC on February 14, 2014. According to the report, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 9,997,172 shares that are held of record by clients of Wellington Management. Wellington Management has shared power to vote or to direct the vote of 6,930,198 shares and shared power to dispose or to direct the disposition of 9,997,172 shares. The address of the principal business office of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(4)	Based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2014. According to the report, The Vanguard Group has sole voting power with respect to 91,071 shares, sole dispositive power with respect to 7,944,156 shares and shared dispositive power with respect to 81,271 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 1,000,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel, which are presently exercisable or become exercisable within 60 days, to purchase 2,190,999 shares. Does not include 260,001 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within 60 days. Includes 157,611 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power. The Common Stock beneficially owned by Mr. Siegel includes 49,900 shares held in trusts for which he is the trustee.

(6)	Includes shares underlying stock options held by Mr. Hendricks, which are presently exercisable or become exercisable within 60 days, to purchase 136,668 shares. Does not include 160,832 shares underlying stock options held by Mr. Hendricks that are not presently exercisable and will not become exercisable within 60 days. Includes 152,917 shares of unvested restricted Common Stock held by Mr. Hendricks, over which he presently has voting power.

(7)	Includes shares underlying stock options held by Mr. Vollmer, which are presently exercisable or become exercisable within 60 days, to purchase 1,095,499 shares. Does not include 130,001 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within 60 days. Includes 78,805 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power. The Common Stock beneficially owned by Mr. Vollmer includes 200,000 shares held in trusts for which he is a trustee.

(8)	Includes shares underlying stock options held by Mr. Berns, which are presently exercisable or become exercisable within 60 days, to purchase 1,095,499 shares. Does not include 130,001 shares underlying stock options that are not presently exercisable and will not become exercisable within 60 days. Includes 78,805 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. The Common Stock beneficially owned by Mr. Berns includes 140,000 shares held in trusts for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(9)	Includes shares underlying stock options held by Mr. Holcomb, which are presently exercisable to purchase 44,445 shares. Includes 67,667 shares of unvested restricted Common Stock held by Mr. Holcomb, over which he presently has voting power.

(10)	Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 70,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Buckner that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power.

(11)	Includes shares underlying presently exercisable stock options held by Mr. Conlon to purchase 20,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Conlon that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Conlon, over which he presently has voting power.

(12)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 80,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Huff that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(13)	Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 80,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Hunt that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(14)	Includes shares underlying stock options held by Mr. Talbott, which are presently exercisable to purchase 830,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Talbott that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Talbott, over which he presently has voting power.

(15)	Includes shares underlying stock options, which are presently exercisable or become exercisable within 60 days, to purchase 5,658,110 shares of Common Stock. Does not include shares underlying stock options to purchase 730,835 shares held by such individuals that are not presently exercisable and will not become exercisable within 60 days. Includes an aggregate of 611,807 shares of unvested restricted Common Stock held by directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 450 Gears Road, Suite 500, Houston, Texas 77067.

Equity Compensation Plan Information

Equity compensation plan information as of December 31, 2013 follows:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	7,319,695	$21.23	274,071
Equity compensation plans not approved by security holders	—	$—	—

Total	7,319,695	$21.23	274,071

(1)	The Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”), provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees, officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. In addition to the 2005 Plan, this Plan category also includes the Patterson-UTI Energy, Inc. Amended and Restated 1997 Long-Term Incentive Plan, as amended (the “1997 Plan”). In connection with the approval of the 2005 Plan, the Board of Directors approved a resolution that no further options, restricted stock or other awards would be granted under any equity compensation plan, other than the 2005 Plan. Options granted under the 1997 Plan typically vested over three or five years as dictated by the Compensation Committee. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee has reviewed and discussed the audited financial statements with management and Patterson-UTI’s independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 380, The Auditor’s Communication with those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee of the Board of Directors:

Charles O. Buckner, Chairman

Curtis W. Huff

Terry H. Hunt

PricewaterhouseCoopers Fees for Fiscal Years 2013 and 2012

In 2013 and 2012, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2013	Fees Incurred in Fiscal Year 2012
Audit fees	$1,284,400	$1,090,000
Tax fees	40,000	40,000
All other fees	1,919	1,919

Total	$1,326,319	$1,131,919

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Buckner approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2013 and 2012 consisting of the examination of Patterson-UTI’s consolidated financial statements, quarterly reviews of Patterson-UTI’s interim financial statements and services to assess Patterson-UTI’s internal control over financial reporting. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2011 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2011, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made, with the exception of one amended Form 4 that was filed by Mr. Holcomb to reflect the omission on the original filing of the surrender of shares of Common Stock to Patterson-UTI to satisfy payroll tax withholding obligations that arose from the vesting of shares.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2015 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2015 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than October 30, 2014, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.    In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors — Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2014 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2015 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than December 15, 2014 and not later than January 14, 2015; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after April 17, 2015, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “financial reports” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067.

ANNEX A

PATTERSON-UTI ENERGY, INC.

2014 LONG-TERM INCENTIVE PLAN

Patterson-UTI Energy, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2014 Long-Term Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Change of Control of the Company” shall mean the occurrence of any of the following:

i	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) of this Section 2.4, the following acquisitions shall not constitute a Change of Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.4; or

ii	Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

iii

Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Out-

standing Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board, providing for such Business Combination.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee” shall mean the Compensation Committee of the Board, consisting of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the NASDAQ Stock Market.

2.7 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.8 “Director” shall mean a non-employee member of the Board.

2.9 “Dividend Equivalents” shall have the meaning set forth in Section 12.6.

2.10 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.11 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12 “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the NASDAQ Stock Market, on the principal national securities exchange on which the Company is listed, and if the Company is not then listed on the NASDAQ Stock Market or any national securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.13 “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.14 “Limitations” shall have the meaning set forth in Section 10.5.

2.15 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.16 “Other Stock Unit Award” shall have the meaning set forth in Section 8.1.

2.17 “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.18 “Payee” shall have the meaning set forth in Section 13.1.

2.19 “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.20 “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.21 “Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.22 “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.23 “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.24 “Prior Plans” shall mean, collectively, the Company’s Amended and Restated 1997 Long-Term Incentive Plan and the 2005 Long-Term Incentive Plan, as amended.

2.25 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate in its sole discretion.

2.26 “Restriction Period” shall have the meaning set forth in Section 7.1.

2.27 “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.28 “Shares” shall mean the shares of common stock of the Company, par value $.01 per share.

2.29 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.30 “Subsidiary” shall mean any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.31 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.32 “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

3.	SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12.2 and this Section 3.1, the total number of Shares authorized for grant under the Plan shall be 9,100,000, reduced by the total number of Shares subject to any options or awards granted under the Prior Plans during the period commencing on January 1, 2014 and ending on the effective date of the Plan (the “Pre-Effective Period”). Any Shares that are subject to Awards of Options or Stock Appreciation Rights, whether granted under the Prior Plans during the Pre-Effective Period or under the Plan shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under the Prior Plans during the Pre-Effective Period shall be counted against this limit as one and 35 one-hundredths (1.35) Shares for every one (1) Share awarded. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under the Plan after the effective date of the Plan shall be counted against this limit as two (2) Shares for every one (1) Share awarded.

(b) If any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 3.1(d) below. If any Shares subject to an Award are used to exercise Options, are not issued upon the settlement of a Stock Appreciation Right, or are withheld by the Company for income or employment taxes on exercise of an Option or Stock Appreciation Right, the Shares shall not become available for grant under the Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall only be made (i) until the last date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and (ii) to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Article shall be added back (x) as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Prior Plans or the Plan, (y) as one and thirty-five one hundredths (1.35) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under Prior Plans that are forfeited, expire or otherwise terminate during the Pre-Effective Period or (z) as two (2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or the Prior Plans that are forfeited, expire or otherwise terminate on or after the effective date of the Plan.

3.2 Character of Shares.    Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility.    Any Employee or Director shall be eligible to be selected as a Participant.

4.2 Administration.    (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to, in its sole discretion,: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agree-

ment; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award (other than Options or Stock Appreciation Rights) will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Notwithstanding the foregoing, the Board shall have the same powers as the Committee with respect to Awards to Directors.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the NASDAQ Stock Market (or any other principal national securities exchange on which the Company is then listed), the Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company; provided, however, (i) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (ii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

5.	OPTIONS

5.1 Grant of Options.    Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan; provided that incentive stock options may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the regulations thereunder). Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion.

5.2 Award Agreements.    All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time. The Award Agreement also shall specify whether the Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

5.3 Option Price.    Other than in connection with Substitute Awards or an adjustment in connection with Section 12.2, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option.

5.4 Option Term.    The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

5.5 Exercise of Options.    Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6 Form of Settlement.    In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right to provide so after the time of grant.

5.7 Vesting.    Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Article 11), Options shall vest over a period of not less than (i) one year from date of grant for Directors or (ii) three years from the date of grant for Employees; provided that such vesting shall not be required for any grants to new hires or with respect to any Substitute Awards. Options may vest ratably over such vesting periods in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof. The vesting schedule shall be set forth in the Award Agreement.

5.8 Incentive Stock Options.    The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be the number of Shares authorized for grant under Section 3.1.

5.9 No Repricing.    Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the option price of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an option price that is less than the option price of the original Options without stockholder approval.

6.	STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise.    The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions.    Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, the grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of one Share on such date of grant of the right. Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant.

(b) Upon the exercise of a Stock Appreciation Right, payment shall be made in the sole discretion of the Committee in (i) whole Shares, (ii) cash or (iii) a combination of (i) or (ii).

(c) Any Tandem Stock Appreciation Right shall be granted at the same time as the related Option is granted.

(d) Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, (i) if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies, and (ii) no Tandem Stock Appreciation Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six months of its term for cash, except as provided in Article 11.

(e) Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(f) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(g) Subject to Section 12.2, a Freestanding Stock Appreciation Right shall have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant, (ii) a term not greater than ten years, and (iii) not being exercisable before the expiration of (1) one year from the date of grant to a Director or (2) three years from the date of grant to an Employee, except for grants to new hires or Substitute Awards, under circumstances contemplated by Article 11 or as may be set forth in an Award Agreement with respect to (x) retirement, death or disability of a Participant or (y) special circumstances determined by the Committee, such as the achievement of performance objectives. Stock Appreciation Rights may vest ratably over such vesting periods in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof. In addition to the foregoing, but subject to Section 12.2, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant.

(h) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

6.3 No Repricing.    Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Appreciation Rights or cancel outstanding Stock Appreciation Rights in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights without stockholder approval.

7.	RESTRICTED STOCK AWARDS

7.1 Grants.    Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The Committee has sole discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2 Award Agreements.    The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

7.3 Rights of Holders of Restricted Stock.    Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares unless otherwise provided in such Award Agreement; provided, however, that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

7.4 Minimum Vesting Period.    Except for certain limited situations (including the death, disability or retirement of the Participant, or a Change of Control referred to in Article 11), or special circumstances determined by the Committee (such as the achievement of performance objectives) Restricted Stock Awards subject solely to continued employment restrictions of Employees shall have a Restriction Period of not less than three years from date of grant. Restricted Stock Awards may vest ratably over such vesting period in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof. Notwithstanding the foregoing, the provisions of this Section shall not be applicable to any grants to new hires, Substitute Awards or grants of Restricted Stock in payment of Performance Awards and other earned cash-based incentive compensation or grants to Directors. Subject to the foregoing three-year minimum vesting requirement, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Section 162(m) of the Code, waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate in its sole discretion. The maximum aggregate number of Shares with respect to which Restricted Stock Awards or Other Stock Units that are subject solely to continued employment or service restrictions of Employees or directors of the Company or any Subsidiary with a Restriction Period of less than three years from date of grant (but permitting pro rata vesting over such time) shall be five percent (5%) of the number of Shares authorized for grant under Section 3.1 (as such number may be adjusted as provided in Sections 3.1 and 12.2); provided that this limit shall not be applicable to any grants to new hires, Substitute Awards or grants of Restricted Stock in payment of Performance Awards and other earned cash-based incentive compensation or grants to Directors. Any Restricted Stock Award or portion of such award that is subject to a Restriction Period of three years or more (notwithstanding the fact that a portion of such award may vest within three years of the date of grant due to pro rata vesting over the Restriction Period) or that meets the requirements of a Performance Award under Section 9 shall not be subject to the foregoing five-percent (5%) limitation.

7.5 Section 83(b) Election.    The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.	OTHER STOCK UNIT AWARDS

8.1 Grants.    Other Awards of units having a value equal to an identical number of Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, in addition to other Awards granted under the Plan. Other Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

8.2 Award Agreements.    The terms of Other Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

8.3 Vesting.    Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Article 11), Other Stock Unit Awards subject solely to continued employment restrictions of Employees shall be subject to restrictions imposed by the Committee for a period of not less than three years from date of grant. Other Stock Unit Awards may vest ratably over such vesting period in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof. Notwithstanding the foregoing, such restrictions shall not be applicable to any grants to new hires, any Substitute Awards, grants of Other Stock Unit Awards in payment of Performance Awards pursuant to Article 9 and other earned cash-based incentive compensation, or grants of Other Stock Unit Awards on a deferred basis. The maximum aggregate number of Shares with respect to which Restricted Stock Awards or Other Stock Units that are subject solely to continued employment or service restrictions of Employees or directors of the Company or any Subsidiary with a Restriction Period of less than three years from date of grant (but permitting pro rata vesting over such time) shall be five percent (5%) of the number of Shares authorized for grant under Section 3.1 (as such number may be adjusted as provided in Sections 3.1 and 12.2); provided that this limit shall not be applicable to any grants to new hires, any Substitute Awards, grants of Other Stock Unit Awards in payment of Performance Awards pursuant to Article 9 and other earned cash-based incentive compensation, or grants of Other Stock Unit Awards on a deferred basis. Any Other Stock Unit Award or portion of such award that is subject to a Restriction Period of three years or more (notwithstanding the fact that a portion of such award may vest within three years of the date of grant due to pro rata vesting over the Restriction Period) or that meets the requirements of a Performance Award under Section 9 shall not be subject to the foregoing five-percent (5%) limitation.

8.4 Payment.    Except as provided in Article 11 or as maybe provided in an Award Agreement, Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Other Stock Unit Awards may be paid in a lump sum or in installments following the lapse of the restrictions applicable to such Awards, but, unless expressly provided in an Award Agreement, no later than 2 1/2 months following the end of the calendar year in which such restrictions lapse, or in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1 Grants.    Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2 Award Agreements.    The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3 Terms and Conditions.    The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4 Payment.    Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof, in the sole discretion of the Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments, but, unless expressly provided in an Award Agreement, no later than 2 1/2 months following the close of the calendar year that contains the end of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.5 Performance Award Dividend Equivalents.    Subject to the provisions of the Plan and any Award Agreement, the Committee in its sole discretion may award currently or on a deferred basis, Dividend Equivalents with respect to the number of Shares covered by a Performance Unit or Performance Share Award, provided, that such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or Units and shall provide that such Dividend Equivalents are subject to the same performance conditions as the underlying Award.

10.	CODE SECTION 162(m) PROVISIONS

10.1 Covered Employees.    Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2 Performance Criteria.    If the Committee determines that a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; operating income, net income; division, group or corporate financial goals; return on stockholders’ equity; total stockholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, depletion and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow, cash flow per share; return on invested capital, cash flow return on investment; improvement in or attainment of expense levels or working capital levels; cash margins; safety records; and rig utilization and rig count growth. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3 Adjustments.    Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4 Restrictions.    The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate in its sole discretion to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5 Limitations on Grants to Individual Participant.    Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 1,000,000 Shares or (ii) Restricted Stock, Performance Awards denominated in Shares and/or Other Stock Unit Awards that are denominated in Shares in any 12-month period with respect to more than 500,000 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant in any 12-month period with respect to Performance Awards denominated in cash is $5,000,000. For the avoidance of doubt, any Award shall only be subject to one of the applicable per person limitations set forth in the previous two sentences. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations. Further, no Director may be granted during any calendar year Awards having a value determined on the date of grant in excess of $500,000.

11.	CHANGE OF CONTROL PROVISIONS

Impact of Change of Control.    The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change of Control” of the Company, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, (c) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested, (d) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed to the extent permitted under Section 409A of the Code, (e) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant to the extent permitted under Section 409A of the Code, and (f) such other additional benefits as the Committee deems appropriate in its sole discretion shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine.

12.	GENERALLY APPLICABLE PROVISIONS

12.1 Amendment and Termination of the Plan.    The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable in its sole discretion, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Stock Market (or any other principal national securities exchange on which the Company is listed) provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.9, (e) increase the maximum permissible term of any Option specified by Section 5.4, (f) amend any provision of Section 6.3 or (g) amend any provision of Section 10.5. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2 Adjustments.    In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number. No adjustment or substitution pursuant to this Section 12.2 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

12.3 Transferability of Awards.    Except as provided below, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (i) for charitable donations; (ii) to the Participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of one or more of the Participants or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section. Notwithstanding the foregoing, no Incentive Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

12.4 Termination of Employment.    The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5 Deferral.    The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Such deferrals shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.

12.6 Dividend Equivalents.    Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting conditions as the underlying Award; provided, however, that with respect to Dividend Equivalents (if any) awarded in connection with a Performance Unit Award or Performance Share Award, such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or Units and shall provide that such Dividend Equivalents are subject to the same performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents shall not be made part of any Options or Stock Appreciation Rights.

13.	MISCELLANEOUS

13.1 Tax Withholding.    The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such minimum statutory withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such with-

holding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

13.2 Right of Discharge Reserved; Claims to Awards.    Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3 Prospective Recipient.    The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument (in written or electronic form, in such manner as may be designated by the Committee) evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4 Cancellation of Award.    Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant may be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion.

13.5 Stop Transfer Orders.    All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable in its sole discretion under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6 Nature of Payments.    All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and non-qualified), welfare benefit plans or other employee benefit plans unless such plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

13.7 Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.8 Severability.    If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.9 Construction.    As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.10 Unfunded Status of the Plan.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.11 Governing Law.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.12 Effective Date of Plan; Termination of Plan.    The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.13 Foreign Employees.    Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the Committee’s sole discretion, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.14 Section 409A of the Code.

(a) Awards made under the Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unless the Committee provides otherwise in an Award Agreement, each Other Stock Unit Award or Performance Unit (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that an Other Stock Unit Award or Performance Unit is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(c) If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

13.15 Captions.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.16 Notification of Disqualifying Disposition.    If any Participant shall make any disposition of Shares issued pursuant to the exercise of an incentive stock option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

13.17 Sarbanes Oxley Act.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

13.18 Indemnification.    Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4.2 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

PATTERSON-UTI ENERGY, INC. 450 GEARS ROAD, SUITE 500 HOUSTON, TX 77067 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature Signature [PLEASE SIGN WITHIN BOX] Date (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000193083_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Mark S. Siegel 02 Kenneth N. Berns 03 Charles O. Buckner 04 Michael W. Conlon 05 Curtis W. Huff 06 Terry H. Hunt 07 Cloyce A. Talbott PATTERSON-UTI ENERGY, INC. 450 GEARS ROAD, SUITE 500 HOUSTON, TX 77067 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approval of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan. 3. Approval of an advisory resolution on Patterson-UTI’s compensation of its named executive officers. 4. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature Signature [PLEASE SIGN WITHIN BOX] Date (Joint Owners) Date 0000193083_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com. PATTERSON-UTI ENERGY, INC. Annual Meeting of Stockholders April 17, 2014 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and John E. Vollmer III, and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Thursday, April 17, 2014, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR the approval of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, “FOR” the approval of the advisory resolution on executive compensation, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies. Continued and to be marked, dated and signed on reverse side